CONTRIBUTION AND EXCHANGE AGREEMENT

dated as of August 8, 2007

by and among

American Real Estate Partners, L.P.,
CCI Offshore Corp.,
CCI Onshore Corp.,
Icahn Management LP
and
Carl C. Icahn

TABLE OF CONTENTS
Page

ARTICLE I
EXCHANGE AND CONTRIBUTION OF PARTNERSHIP INTERESTS

1.1Exchange and Contribution of Partnership Interests
1.2Consideration
1.3Earn-out.
1.4Tax Treatment

ARTICLE II
CLOSING

2.1Closing
2.2The Contributors’ Closing Deliveries
2.3The Issuer’s Closing Deliveries
2.4Tax Opinion

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND ICAHN

3.1Organization and Qualification of the Contributors and the Partnerships; Status.
3.2Authority.
3.3No Conflicts.
3.4Ownership Interests.
3.5Assets Under Management.
3.6Funds.
3.7Investment Company Act; Investment Advisers Act
3.8Financial Statements.
3.9No Adverse Effects; Absence of Certain Changes
3.10Title to Properties
3.11Litigation
3.12Claims Against Officers and Directors
3.13Insurance.
3.14Compliance with Laws.
3.15Undisclosed Liabilities
3.16Transactions with Interested Persons
3.17Intellectual Property.
3.18Anti-Money Laundering
3.19Employees, Labor Matters, etc
3.20Employee Benefit Plans.
3.21Real Property
3.22Contracts.
3.23Taxes
3.24Powers of Attorney
3.25Finders’ Fees
3.26Trading Policies.
3.27Delinquent And Wrongful Acts
3.28Books and Records
3.29Investment Intent
3.30Access to Information
3.31Investor Status
3.32Experience of the Contributors

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

4.1Organization and Qualification of the Issuer
4.2Authority.
4.3No Conflicts
4.4Finders’ Fees
4.5The AREP Units
4.6Investment Intent
4.7Tax.
4.8Access to Information
4.9Investor Status
4.10Experience of Investor

ARTICLE V
COVENANTS

5.1Legending of AREP Units
5.2Access to Information
5.3Decisions of the Issuer
5.4Right to Use Icahn Name

ARTICLE VI
TAX MATTERS

6.1Consistent Reporting
6.2No Change
6.3Cooperation on Tax Matters
6.4704(c) Methods

ARTICLE VII
EMPLOYEES

7.1Service Credit; Welfare Benefits.
7.2Assumption of Existing Arrangements
7.3No Third-Party Beneficiaries

ARTICLE VIII
INDEMNIFICATION

8.1Survival
8.2Indemnification
8.3Procedures.
8.4Limitations of Indemnification Obligations.
8.5Calculation of Damages.
8.6Investigation
8.7Tax Character

ARTICLE IX
DEFINITIONS

9.1Defined Terms

ARTICLE X
MISCELLANEOUS

10.1Expenses
10.2Entire Agreement.
10.3Waiver
10.4Amendment
10.5No Third-Party Beneficiaries
10.6Assignment; Binding Effect
10.7Interpretation.
10.8Specific Performance
10.9Further Assurances
10.10Severability
10.11Delays or Omissions
10.12Remedies
10.13Governing Law
10.14Counterparts
10.15Consent to Jurisdiction
10.16Notices

List of Exhibits

Exhibit A - Form of Amendment to Limited Partnership Agreement of Onshore GP
Exhibit B - Form of Amendment to Limited Partnership Agreement of Offshore GP
Exhibit C - Form of Covered Affiliate Agreement
Exhibit D - Form of Consent to Assignment
Exhibit E - Form of Non-Competition Agreement
Exhibit F - Form of Registration Rights Agreement Amendment
Exhibit G - Form of Contribution Agreement
Exhibit H - Form of Opinion of Bingham McCutchen LLP
Exhibit I - Form of Opinion of Walkers SPV Limited
Exhibit J - Form of Opinion of Proskauer Rose LLP
Exhibit K - Form of Tax Opinion of Proskauer Rose LLP

List of Schedules

Schedule 1.2 -  Allocation among Contributors
Schedule 2.3(l)  -  Required Closing Deliveries under Indentures
Schedule 3.3(a)  -  Consents Obtained by the Contributors, the Partnerships and the Funds
Schedule 3.3(b)  -  Consents Obtained by Icahn
Schedule 3.4(e)  -  Rights to Acquire Interests in any Contributor or Partnership
Schedule 3.5(a)  -  Management Agreements
Schedule 3.5(b) -  Management Agreements - Exceptions
Schedule 3.5(d)  -  Icahn Group - Regulatory Matters
Schedule 3.8(b) -  Financial Statements
Schedule 3.9 -  Absence of Adverse Effects and Changes
Schedule 3.9(j) -  Affiliate Payments
Schedule 3.11  -  Litigation
Schedule 3.14(a)  -  Compliance with Laws - Exceptions
Schedule 3.15  -  Absence of Undisclosed Liabilities
Schedule 3.16  -  Transactions with Interested Persons
Schedule 3.17(a)  -  Trademarks
Schedule 3.17(b)  -  Intellectual Property Rights
Schedule 3.19  -  Employees; Labor Matters
Schedule 3.20(a)  -  Employee Benefit Plans
Schedule 3.21  -  Leased Real Property
Schedule 3.22(a)  -  Material Contracts
Schedule 3.23 - Tax Matters
Schedule 3.23(q)  -  Tax Status
Schedule 3.24  -  Powers of Attorney
Schedule 4.3(b)  -  Consents Obtained by the Issuer
Schedule 7.2  -  Employees - Certain Arrangements

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is made as of this 8th day of August, 2007 by and among CCI Offshore Corp., a Delaware corporation (“CCI Offshore”), CCI Onshore Corp., a Delaware corporation (“CCI Onshore”), Icahn Management LP, a Delaware limited partnership (“Icahn Management” and together with CCI Onshore and CCI Offshore, the “Contributors”), Carl C. Icahn, an individual (“Icahn”), and American Real Estate Partners, L.P., a Delaware limited partnership (the “Issuer”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article IX.

WHEREAS, CCI Offshore is the general partner of Icahn Offshore LP, a Delaware limited partnership (“Offshore GP”), which is the general partner of each of Icahn Partners Master Fund LP, a Cayman Islands limited partnership (“Offshore Master Fund I”), Icahn Partners Master Fund II L.P., a Cayman Islands limited partnership (“Master Fund II”), and Icahn Partners Master Fund III L.P., a Cayman Islands limited partnership (“Master Fund III” and, collectively with Offshore Master Fund I and Master Fund II, the “Offshore Master Funds”);

WHEREAS, CCI Onshore is the general partner of Icahn Onshore LP, a Delaware limited partnership (“Onshore GP”), which is the general partner of Icahn Partners LP, a Delaware limited partnership (“Onshore Master Fund I” and, collectively with the Offshore Master Funds, the “Master Funds”);

WHEREAS, CCI Offshore desires to contribute to Icahn Partners Holding LP, a Delaware limited partnership (“Icahn Partners Holding”), the sole limited partnership interest in which is owned by the Issuer and the general partnership interest in which is owned by IPH GP LLC, and the Issuer, IPH GP LLC and Icahn Partners Holding desire Icahn Partners Holding to receive, 100% of CCI Offshore’s general partnership interests in Offshore GP (the “Offshore Partnership Interests”) on the terms and subject to the conditions of this Agreement;

WHEREAS, CCI Onshore desires to contribute to Icahn Partners Holding, and the Issuer, IPH GP LLC and Icahn Partners Holding desire Icahn Partners Holding to receive, 100% of CCI Onshore’s general partnership interests in Onshore GP (the “Onshore Partnership Interests”) on the terms and subject to the conditions of this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement by the parties hereto, CCI Offshore contributed 100% of its general partnership interests in Icahn Partners Master Fund II Feeder, LP, a Delaware limited partnership, to Offshore GP and 100% of its shares of capital stock of CCI Administrative GP, a Cayman Islands exempted corporation (“CCI Administrative”), to Offshore GP;

WHEREAS, immediately prior to the execution and delivery of this Agreement by the parties hereto, Icahn Management and Icahn Capital Management LP, a Delaware limited partnership (“Icahn Capital Management”), entered into that certain Management Contribution, Assignment and Assumption Agreement, dated as of the date hereof (the “Management Contribution Agreement”), pursuant to which Icahn Management contributed substantially all of its assets and liabilities, other than certain rights in respect of deferred fees, to Icahn Capital Management in exchange for 100% of the general partnership interests in Icahn Capital Management;

WHEREAS, Icahn Management has provided, and from and after the consummation of the transactions contemplated by this Agreement, Icahn Capital Management will provide, certain management and administrative services to certain of the Funds, in exchange for a management fee;

WHEREAS, Icahn Management desires to contribute to Icahn Partners Holding, and the Issuer, IPH GP LLC and Icahn Partners Holding desire Icahn Partners Holding to receive, 100% of Icahn Management’s general partnership interests in Icahn Capital Management (the “Icahn Capital Management Partnership Interests” and collectively with the Onshore Partnership Interests and the Offshore Partnership Interests, the “Partnership Interests”) on the terms and subject to the conditions of this Agreement;

WHEREAS, American Property Investors, Inc., a Delaware corporation (“API”), currently holds a 1% general partnership interest in each of the Issuer and American Real Estate Holdings Limited Partnership, a Delaware limited partnership (“AREH”); and

WHEREAS, in connection with the transactions contemplated hereby, API shall make a capital contribution to each of the Issuer and AREH in order to maintain such 1% general partnership interest;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EXCHANGE AND CONTRIBUTION OF PARTNERSHIP INTERESTS

1.1  Exchange and Contribution of Partnership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, the Contributors shall contribute, assign, transfer, convey and deliver to Icahn Partners Holding the Partnership Interests, in each case, free and clear of all Encumbrances.

1.2  Consideration. The aggregate consideration (the “Aggregate Consideration”) to be contributed, assigned, transferred, conveyed and delivered to the Contributors in exchange for the contribution of the Partnership Interests shall equal (a) 8,632,679 AREP Units (the “Closing Date Consideration”) to be delivered to the Contributors at the Closing, plus (b) the amount of AREP Units, if any, that may become deliverable after the Closing, to be determined pursuant to and upon the terms and subject to the conditions of Section 1.3 below (the “Earn-out Consideration”). The Aggregate Consideration shall be allocated among the Contributors as set forth in Schedule 1.2.

1.3  Earn-out.

(a)After-Tax Earnings Statement.

(i)  No later than 15 days after completion of the audited financial statements of the Issuer for each Fiscal Year during the Earn-out Period, the Issuer shall, or shall cause its accountants to, prepare and deliver to the Contributors a statement setting forth the After-Tax Earnings for such Fiscal Year (the “After-Tax Earnings Statement”), together with supporting documentation containing reasonable detail of the calculation thereof.

(ii)  The Contributors shall have 20 days from the date of the Contributors’ receipt of the After-Tax Earnings Statement to notify the Issuer of any good faith dispute with respect to any item contained in the After-Tax Earnings Statement, which notice shall set forth in reasonable detail the basis for such dispute. In the event that the Contributors shall so notify the Issuer of any such dispute on or before the last day of such 20 day period, the Contributors and the Issuer and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible. If the Contributors fail to notify the Issuer of any such good faith dispute on or before the last day of such 20 day period, the After-Tax Earnings Statement for that Fiscal Year shall be deemed to be final and shall be binding on the parties (the “Final After-Tax Earnings Statement”). If the Contributors and the Issuer fail to reach an agreement with respect to any matters relating to the After-Tax Earnings Statement with respect to which the Contributors have duly notified the Issuer of a dispute within 45 days from the date on which the Contributors provide written notice of such dispute, then all disagreements shall be resolved by the Independent Auditor. The costs of the Independent Auditor shall be borne by the party whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the final determination of the Independent Auditor.

(iii)  The Independent Auditor shall, acting as an expert and not as an arbitrator, determine on the basis of GAAP (and the exceptions to GAAP set forth in the definition of “After-Tax Earnings” below, including, without limitation, the exclusion from expenses allocable to Hedge Fund Earnings of base salary and other compensation payable to Icahn) and only with respect to the differences so submitted by the Issuer and the Contributors, whether and to what extent the After-Tax Earnings Statement requires adjustment. The Issuer and the Contributors shall use commercially reasonable efforts to cause the Independent Auditor to make a final determination of the adjustments to the After-Tax Earnings Statement within 60 days from the date of its receipt of the information relating to the disagreements between the parties.

(iv)  The After-Tax Earnings Statement, as modified by resolution of any disputes by the Issuer and the Contributors or by the determination of the Independent Auditor, shall be the Final After-Tax Earnings Statement, absent manifest error.

(b)  Earn-out Calculation. The Earn-out Amounts shall be calculated as follows:

(i)  The Earn-out Amount payable in respect of the 2007 After-Tax Earnings (the “2007 Earn-out Amount”) shall be determined as follows: if 2007 After-Tax Earnings are (A) less than $170 Million, then the 2007 Earn-out Amount shall be zero; (B) equal to or greater than $170 Million, but less than $200 Million, then the 2007 Earn-out Amount shall be $24 Million; (C) equal to or greater than $200 Million, but less than $229 Million, then the 2007 Earn-out Amount shall be $92 Million; (D) equal to or greater than $229 Million, but less than $259 Million, then the 2007 Earn-out Amount shall be $110 Million; (E) equal to or greater than $259 Million, but less than $289 Million, then the 2007 Earn-out Amount shall be $115 Million and (F) $289 Million or greater, then the 2007 Earn-out Amount shall be $120 Million. For the avoidance of doubt, in no event shall the 2007 Earn-out Amount exceed $120 Million.

(ii)  The Earn-out Amount payable in respect of the 2008 After-Tax Earnings (the “2008 Earn-out Amount”) shall be determined as follows: if 2008 After-Tax Earnings are (A) less than $206 Million, then the 2008 Earn-out Amount shall be zero; (B) equal to or greater than $206 Million, but less than $281 Million, then the 2008 Earn-out Amount shall be $30 Million; (C) equal to or greater than $281 Million, but less than $362 Million, then the 2008 Earn-out Amount shall be $131 Million; (D) equal to or greater than $362 Million, but less than $448 Million, then the 2008 Earn-out Amount shall be $155 Million; (E) equal to or greater than $448 Million, but less than $540 Million, then the 2008 Earn-out Amount shall be $160 Million and (F) $540 Million or greater, then the 2008 Earn-out Amount shall be $165 Million. For the avoidance of doubt, in no event shall the 2008 Earn-out Amount exceed $165 Million.

(iii)  The Earn-out Amount payable in respect of the 2009 After-Tax Earnings (the “2009 Earn-out Amount”) shall be determined as follows: if 2009 After-Tax Earnings are (A) less than $250 Million, then the 2009 Earn-out Amount shall be zero; (B) equal to or greater than $250 Million, but less than $353 Million, then the 2009 Earn-out Amount shall be $44 Million; (C) equal to or greater than $353 Million, but less than $469 Million, then the 2009 Earn-out Amount shall be $178 Million; (D) equal to or greater than $469 Million, but less than $599 Million, then the 2009 Earn-out Amount shall be $209 Million; (E) equal to or greater than $599 Million, but less than $746 Million, then the 2009 Earn-out Amount shall be $216 Million and (F) $746 Million or greater, then the 2009 Earn-out Amount shall be $223 Million. For the avoidance of doubt, in no event shall the 2009 Earn-out Amount exceed $223 Million.

(iv)  The Earn-out Amount payable in respect of the 2010 After-Tax Earnings (the “2010 Earn-out Amount”) shall be determined as follows: if 2010 After-Tax Earnings are (A) less than $297 Million, then the 2010 Earn-out Amount shall be zero; (B) equal to or greater than $297 Million, but less than $433 Million, then the 2010 Earn-out Amount shall be $57 Million; (C) equal to or greater than $433 Million, but less than $593 Million, then the 2010 Earn-out Amount shall be $224 Million; (D) equal to or greater than $593 Million, but less than $782 Million, then the 2010 Earn-out Amount shall be $263 Million; (E) equal to or greater than $782 Million, but less than $1.004 Billion, then the 2010 Earn-out Amount shall be $272 Million and (F) $1.004 Billion or greater, then the 2010 Earn-out Amount shall be $279 Million. For the avoidance of doubt, in no event shall the 2010 Earn-out Amount exceed $279 Million.

(v)  The Earn-out Amount payable in respect of the 2011 After-Tax Earnings (the “2011 Earn-out Amount”) shall be determined as follows: if 2011 After-Tax Earnings are (A) less than $348 Million, then the 2011 Earn-out Amount shall be zero; (B) equal to or greater than $348 Million, but less than $522 Million, then the 2011 Earn-out Amount shall be $70 Million; (C) equal to or greater than $522 Million, but less than $737 Million, then the 2011 Earn-out Amount shall be $270 Million; (D) equal to or greater than $737 Million, but less than $1.002 Billion, then the 2011 Earn-out Amount shall be $316 Million; (E) equal to or greater than $1.002 Billion, but less than $1.327 Billion, then the 2011 Earn-out Amount shall be $326 Million and (F) $1.327 Billion or greater, then the 2011 Earn-out Amount shall be $334 Million. For the avoidance of doubt, in no event shall the 2010 Earn-out Amount exceed $334 Million.

(vi)  If, following the determination of the Final After-Tax Earnings Statement for Fiscal Year 2011, the Aggregate Earn-out Amount is less than $1.121 Billion, then the Contributors shall receive an additional Earn-out Amount pursuant to this Section 1.3(b)(vi) (such amount, the “Catch-up Earn-out Amount”), determined as follows: if the Aggregate After-Tax Earnings are (A) less than $1.271 Billion, then the Catch-up Earn-out Amount shall be zero; (B) equal to or greater than $1.271 Billion, but less than $1.789 Billion, then the Catch-up Earn-out Amount shall be the amount, if any, by which $225 Million exceeds the Aggregate Earn-out Amount; (C) equal to or greater than $1.789 Billion, but less than $2.390 Billion, then the Catch-up Earn-out Amount shall be the amount, if any, by which $895 Million exceeds the Aggregate Earn-out Amount; (D) equal to or greater than $2.390 Billion, but less than $3.090 Billion, then the Catch-up Earn-out Amount shall be the amount, if any, by which $1.053 Billion exceeds the Aggregate Earn-out Amount; (E) equal to or greater than $3.090 Billion, but less than $3.906 Billion, then the Catch-up Earn-out Amount shall be the amount, if any, by which $1.088 Billion exceeds the Aggregate Earn-out Amount and (F) $3.906 Billion or greater, then the Catch-up Earn-out Amount shall be the amount, if any, by which $1.121 Billion exceeds the Aggregate Earn-out Amount. For the avoidance of doubt, in no event shall the sum of the Aggregate Earn-out Amount and Catch-up Earn-out Amount exceed $1.121 Billion.

(c)  Issuance of AREP Units. Subject to the offset right of the Issuer set forth in Section 1.3(d), upon completion of the Final After-Tax Earnings Statement for the relevant Fiscal Year (whether by expiration of the Contributors’ 20 day dispute notice period, final agreement between the Contributors and the Issuer or final determination of all outstanding matters by the Independent Auditor, if it is determined that the Contributors are entitled to receive an Earn-out Amount with respect to such Fiscal Year or the Catch-up Earn-out Amount, as applicable, the Issuer shall deliver to the Contributors, within 5 Business Days after completion of the Final After-Tax Earnings Statement for such Fiscal Year, certificates issued in the names of the Contributors evidencing a number of AREP Units equal to such Earn-out Amount divided by the 20-Day Volume-Weighted Average Price. The AREP Units shall be allocated among the Contributors in accordance with the allocation percentages set forth in Schedule 1.2.

(d)  Offset Right. The Issuer shall have the right to offset against any amounts payable under this Section 1.3 to the Contributors any and all amounts payable by the Contributors in respect of the Contributors’ obligations to the Issuer pursuant to Article VIII hereof.

(e)  Acknowledgement re: Icahn. The parties hereto acknowledge and agree that, subject to Section 1.3(d), the Earn-out Amounts, if any, shall be payable to the Contributors whether or not Icahn is then employed by the Issuer or any of its Subsidiaries.

(f)  Transfer Restriction. The Contributors agree that they shall not transfer, sell, assign, pledge, encumber, hypothecate or otherwise dispose of their respective rights to receive any amounts payable under this Section 1.3.

1.4  Tax Treatment. The Contributors and the Issuer agree and acknowledge that, except as to the part of any Earn-out Consideration that is treated as interest, the contribution of Partnership Interests to the Issuer in exchange for the Aggregate Consideration is intended to qualify as a nonrecognition transaction within the meaning of Code Section 721(a) and, except to the extent that any Earn-out Consideration is treated as interest, no party, on a Tax Return or otherwise, shall take any position inconsistent with such treatment.

ARTICLE II

CLOSING

2.1  Closing. The closing of the contribution and exchange of the Partnership Interests and the Closing Date Consideration (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement at the offices of Proskauer Rose LLP located at 1585 Broadway, New York, New York. The date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing will be effective as of 11:59 p.m. (Eastern Time) on the Closing Date.

2.2  The Contributors’ Closing Deliveries. At the Closing, the Contributors and Icahn, as the case may be, shall deliver to the Issuer the items listed below:

(a)  the Management Contribution Agreement, dated as of the Closing Date and duly executed by the parties thereto, together with evidence of the consummation of the transactions contemplated thereby, in form and substance reasonably satisfactory to the Issuer;

(b)  an amendment to the Limited Partnership Agreement of Onshore GP in the form attached hereto as Exhibit A, dated as of the Closing Date and duly executed by the partners of Onshore GP;

(c)  an amendment to the Limited Partnership Agreement of Offshore GP in the form attached hereto as Exhibit B, dated as of the Closing Date and duly executed by the partners of Offshore GP;

(d)  for each of the Funds, (i) revisions, amendments, supplements or restatements if and to the extent necessary to reflect and account for the transactions contemplated by this Agreement, to each of the following documents: (A) the limited partnership agreement of such Fund; (B) the confidential offering memorandum or supplementary disclosure, as applicable, of such Fund; (C) any subscription agreement of such Fund and (D) the applicable Management Agreement by and between such Fund and Icahn Management, as amended to reflect the assignment of such Management Agreement to Icahn Capital Management and (ii) evidence of the requisite Consent of the general partner, limited partners, board of directors, board of managers and any similar governing body of such Fund to the matters contemplated by clause (i) above or evidence reasonably satisfactory to the Issuer that such Consent is not required;

(e)  the Agreement in the form attached hereto as Exhibit C (the “Covered Affiliate Agreement”), dated as of the Closing Date and duly executed by Onshore GP, Offshore Master Fund I, Offshore Master Fund II and Offshore Master Fund III;

(f)  an Employment Agreement, dated as of the Closing Date, by and among the Issuer, Icahn Capital Management and Icahn, duly executed by Icahn and Icahn Capital Management and in form reasonably satisfactory to the Issuer (the “Icahn Employment Agreement”);

(g)  amendments, dated as of the Closing Date, to the Employment Agreements with the following persons: Alexander J. Denner, Vincent Intrieri, Keith Meister and David Schechter, R. Andrew Muns, Mayu Sris and David Yim, each such amendment duly executed by such individual and Icahn Capital Management and in form reasonably satisfactory to the Issuer (collectively, the “Employment Agreement Amendments”);

(h)  an Employment Agreement, dated as of the Closing Date, between Icahn Capital Management and Rupal Doshi, such agreement duly executed by such individual and Icahn Capital Management, in form reasonably satisfactory to the Issuer (collectively with the Icahn Employment Agreement and the Employment Agreement Amendments, the “Employment Agreements”);

(i)  agreement re: consent to assignment of certain employment agreements to AREH in the form attached hereto as Exhibit D (the “Consent to Assignment”), dated as of the Closing Date and duly executed by Keith Schaitkin, Jesse Lynn, Mark DiPaolo, Andrew Langham, Yevgeny Fundler and Nancy Axilrod;

(j)  a Non-Competition, in the form attached hereto as Exhibit E (the “Non-Competition Agreement”), dated as of the Closing Date and duly executed by Icahn;

(k)  Amendment No. 1 to the Registration Rights Agreement, dated as of June 30, 2005, by and among the Issuer and the Holders (as defined therein) in the form attached hereto as Exhibit F (the “Registration Rights Agreement Amendment”), dated as of the Closing Date and duly executed by the Contributors and the Holders;

(l)  a Shared Services Agreement among Icahn & Co. LLC, AREH and the Issuer, in form and substance reasonably satisfactory to the Issuer (the “Shared Services Agreement”), dated as of the Closing Date and duly executed by Icahn & Co. LLC;

(m)  An Amended and Restated License Agreement between Icahn Associates LLC and AREH, in form and substance reasonably satisfactory to the Issuer (the “License Agreement”), dated as of the Closing Date and duly executed by Icahn Associates LLC;

(n)  a Contribution Agreement, in the form attached hereto as Exhibit G (the “Contribution Agreement”), dated as of the Closing Date and duly executed by the Contributors and Offshore GP;

(o)  all Consents required for the Contributors and Icahn to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Issuer;

(p)  an opinion in the form attached hereto as Exhibit H from Bingham McCutchen LLP, counsel to the Contributors, dated as of the Closing Date;

(q)  an opinion in the form attached hereto as Exhibit I from Walkers SPV Limited, Cayman counsel to the Contributors, dated as of the Closing Date;

(r)  a certificate of non-foreign status as provided for in Treasury Regulations Section 1.1445-2(b)(2), duly executed by the Contributors; and

(s)  such other documents as the Issuer may reasonably request.

2.3  The Issuer’s Closing Deliveries. At the Closing, the Issuer shall deliver, or cause to be delivered, the items listed below to the Contributors and Icahn, as the case may be:

(a)  certificates evidencing the Closing Date Consideration issued in the names of the Contributors as set forth in Schedule 1.2, free and clear of all Encumbrances;

(b)  the Icahn Employment Agreement, duly executed by the Issuer;

(c)  the Consent to Assignment, duly executed by AREH;

(d)  the Covered Affiliate Agreement, duly executed by the Issuer;

(e)  the Non-Competition Agreement, duly executed by the Issuer;

(f)  the Registration Rights Agreement Amendment, duly executed by the Issuer;

(g)  the Shared Services Agreement, duly executed by AREH and the Issuer;

(h)  the License Agreement, duly executed by AREH;

(i)  the Contribution Agreement, duly executed by the Issuer and its Subsidiaries party thereto;

(j)  evidence that the NYSE has approved the AREP Units comprising the Aggregate Consideration for listing, subject only to official notice of issuance, in form and substance reasonably acceptable to the Contributors;

(k)  all Consents required for the Issuer to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Contributors;

(l)  copies of all documents set forth in Schedule 2.3(l);

(m)  an opinion in the form attached hereto as Exhibit J from Proskauer Rose LLP, counsel to the Issuer, dated as of the Closing Date; and

(n)  such other documents as the Contributors may reasonably request.

2.4  Tax Opinion. At the Closing, the Issuer shall receive a tax opinion in the form attached hereto as Exhibit K from Proskauer Rose LLP, counsel to the Issuer, dated as of the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND ICAHN

As an inducement to the Issuer to enter into this Agreement, the Contributors and Icahn jointly and severally make the following representations and warranties, except as set forth in the Contributors’ Disclosure Schedules (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply, provided that any item disclosed on one schedule shall be deemed to be disclosed on every other schedule to which the relevance of such disclosure is readily apparent).

3.1  Organization and Qualification of the Contributors and the Partnerships; Status.

(a)  Each Contributor and each Partnership is duly organized, validly existing and in good standing under the Laws of the state or jurisdiction in which it is incorporated or organized, as the case may be, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being, or are presently contemplated to be, owned, leased, operated and conducted. Each Contributor and each Partnership is licensed or qualified to do business and in good standing (where the concept of “good standing” is applicable) as a foreign corporation or other organization in each jurisdiction where the nature of the properties owned, leased or operated by it and the business now being conducted or presently contemplated to be conducted by it require such licensing or qualification (except where the failure to be so licensed or qualified or be in good standing will not individually or in the aggregate adversely affect the validity or enforceability of this Agreement or have a Material Adverse Effect on such Contributor or such Partnership, as applicable).

(b)  The Contributors have delivered to the Issuer true, correct and complete copies of the Organizational Documents of the Contributors and the Partnerships, which Organizational Documents are in full force and effect.

3.2  Authority.

(a)  The Contributors.

(i)  Each Contributor has the right, authority and power under its Organizational Documents and applicable Laws to enter into this Agreement and each Ancillary Document to which it is a party and to carry out the transactions contemplated hereby and thereby.

(ii)  The execution, delivery and performance by each Contributor of this Agreement and each Ancillary Document to which it is a party have been duly authorized by all necessary action of such Contributor and, to the extent required by each Contributor’s respective Organizational Documents or applicable Laws, the shareholders or partners thereof, and no other action on the part of such Contributor is required in connection therewith.

(iii)  This Agreement and each Ancillary Document executed and delivered by each Contributor, constitutes a legal, valid and binding obligation of such Contributor that is a party thereto, enforceable against such Contributor in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar Laws affecting creditors’ rights generally.

(b)  Icahn.

(i)  Icahn has the legal capacity and the right, authority and power under applicable Laws to enter into this Agreement and each Ancillary Document to which he is a party and to carry out the transactions contemplated hereby and thereby.

(ii)  This Agreement and each Ancillary Document executed and delivered by Icahn, constitutes a legal, valid and binding obligation of Icahn, enforceable against him in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar Laws affecting creditors’ rights generally.

3.3  No Conflicts.

(a)  The execution, delivery and performance by each Contributor of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby:

(i)  do not and will not violate any provision of its Organizational Documents or the Organizational Documents of the Partnerships or the Funds;

(ii)  do not and will not violate any Law applicable to such Contributor or its assets or employees, the Partnerships or their respective assets or employees or the Funds or their respective assets or employees, or require any Contributor, any Partnership or any Fund to obtain any Consent that has not been obtained (all such required Consents that have been obtained are set forth in Schedule 3.3(a) of the Contributors’ Disclosure Schedules); and

(iii)  do not and will not result in a breach of, constitute a default under, result in an adverse change under, accelerate any obligation under or give rise to a right of termination of, any Contract, Encumbrance, License, Order or arbitration award to which any Contributor or any Partnership is a party or by which any of their assets are bound or affected, or result in the creation or imposition of any material Encumbrance on any of their assets or of any Person’s interests in any Contributor or any Partnership.

(b)  The execution, delivery and performance by Icahn of this Agreement and the Ancillary Documents to which he is a party and the consummation of the transactions contemplated hereby and thereby:

(i)  do not and will not violate any Law applicable to Icahn or by which his assets are bound or require him to obtain any Consent that has not been obtained by him (all such required Consents that have been obtained are set forth in Schedule 3.3(b) of the Contributors’ Disclosure Schedules); and

(ii)  do not and will not result in a breach of, constitute a default under, result in an adverse change under, accelerate any obligation under or give rise to a right of termination of, any Contract, Encumbrance, License, Order, determination or arbitration award to which Icahn is a party or by which his assets are bound or affected, or result in the creation or imposition of any material Encumbrance on his assets or his direct or indirect ownership interests in the Contributors.

3.4  Ownership Interests.

(a)  CCI Onshore is the sole general partner of Onshore GP. Each of the partners of Onshore GP is set forth in the limited partnership agreement of Onshore GP as amended through the date hereof. CCI Onshore is the sole record and beneficial owner of the Onshore Partnership Interests, free and clear of all Encumbrances, and will transfer and deliver to the Issuer at the Closing valid title to all such Onshore Partnership Interests, free and clear of any Encumbrance.

(b)  CCI Offshore is the sole general partner of Offshore GP. Each of the partners of Offshore GP is set forth in the limited partnership agreement of Offshore GP as amended through the date hereof. CCI Offshore is the sole record and beneficial owner of the Offshore Partnership Interests, free and clear of all Encumbrances, and will transfer and deliver to the Issuer at the Closing valid title to all such Offshore Partnership Interests, free and clear of any Encumbrance.

(c)  Icahn Management is the sole general partner of Icahn Capital Management. Each of the partners of Icahn Capital Management is set forth in the limited partnership agreement of Icahn Capital Management. Icahn Management is the sole record and beneficial owner of the Icahn Capital Management Partnership Interests, free and clear of all Encumbrances, and will transfer and deliver to the Issuer at the Closing valid title to such Icahn Capital Management Partnership Interests, free and clear of any Encumbrance.

(d)  The Partnership Interests are duly authorized and validly issued under the respective Organizational Documents and applicable Laws.

(e)  Except for the rights under the Employment Agreements, no Person holds any option, warrant, convertible security or other right to acquire any interest in any Contributor, Offshore GP, Onshore GP, Icahn Management or Icahn Capital Management or any general partnership interest in any Master Fund. Except as set forth in Schedule 3.4(e) of the Contributors’ Disclosure Schedules, the Partnership Interests conveyed hereby will not result in the holder(s) thereof, Onshore GP, Offshore GP or Icahn Capital Management having any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any ownership interest in Onshore GP, Offshore GP, Icahn Capital Management or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Partnership or any other Person. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any securities of Onshore GP, Offshore GP or Icahn Capital Management or giving any person any rights with respect to any future issuance of securities by Offshore GP, Onshore GP or Icahn Capital Management.

3.5  Assets Under Management.

(a)  The aggregate dollar amount of assets under management by Onshore GP and Offshore GP as of July 31, 2007 is set forth in Schedule 3.5(a) of the Contributors’ Disclosure Schedules.  Set forth in Schedule 3.5(a) of the Contributors’ Disclosure Schedules is a list as of July 31, 2007 of all Management Agreements, setting forth with respect to each such Management Agreement:

(i)  the name of the Client under such Management Agreement;

(ii)  the amount of assets under management for each Client pursuant to such Management Agreement as of July 31, 2007;

(iii)  a list of all Contracts under which any fees or other payments payable by any of the Partnerships to any sub-advisers, solicitors, placement agents or other third parties or to any employees of the Icahn Group in connection with such Management Agreement and/or the Icahn Group’s relationship with such Client;

(iv)  an accurate statement as to whether or not Consent is required under the terms of such Management Agreement in connection with the termination of Icahn Management or the assignment of such Management Agreement to Icahn Capital Management.

(b)  Except as set forth in Schedule 3.5(b) of the Contributors’ Disclosure Schedules, there are no Contracts pursuant to which any member of the Icahn Group or any of their respective Affiliates has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Clients or investors in such Clients set forth in Schedule 3.5(a) of the Contributors’ Disclosure Schedules or pursuant to any of the Contracts set forth in Schedule 3.5(a) of the Contributors’ Disclosure Schedules.

(c)  None of the assets of any of the Clients are “plan assets” within the meaning of Section 3(42) of ERISA.

(d)  Except as set forth in Schedule 3.5(d) of the Contributors’ Disclosure Schedules, no exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by any member of the Icahn Group.

(e)  Since January 1, 2004, each Partnership that has distributed or marketed its services or interests, as appropriate, by or through any intermediary, or which has delegated or appointed any solicitor, placement agent or other third party, or which has delegated or outsourced the conduct of any part of its services to any third party, has undertaken reasonable efforts to perform due diligence and ongoing monitoring in relation to the delegation to or appointment and activities of the intermediary, placement agents or third party, as applicable, to determine that those activities are conducted in all material respects in accordance with applicable Laws affecting the Icahn Group.

(f)  To the Knowledge of the Contributors, no intermediary, placement agent, delegate or appointee has unlawfully marketed any of the services of any Partnership or unlawfully marketed or sold any interest in any Fund in any manner that would result in a material violation of applicable Laws and as of the date hereof there are no material outstanding claims against any member of the Icahn Group with respect to such marketing or sale.

(g)  Since January 1, 2004, to the Knowledge of the Contributors, there has existed no material unremedied accounting or pricing error or similar condition with respect to any Fund or Client account.

(h)  To the Knowledge of the Contributors, no Fund or account managed or advised by any member of the Icahn Group has violated any material investment policy or restriction set forth in any Management Agreement, offering memorandum, prospectus or other governing document.

3.6  Funds.

(a)  Each Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority. Each Fund has duly complied in all material respects with all applicable Laws. Each Fund possesses all material Licenses necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is currently conducted and proposed to be conducted. Each Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Laws other than where any failure to be so qualified, individually or in the aggregate, has not had or resulted in and could not reasonably be expected to have or result in a Material Adverse Effect on such Fund. All outstanding shares, units or other interests of each Fund have been issued and sold in material compliance with applicable Laws, including all applicable federal and state securities Laws. No Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act.

(b)  As to each Fund, there has been in full force and effect a Management Agreement at all times that any member of the Icahn Group was performing Management Services for such Fund, and each such Management Agreement pursuant to which any member of the Icahn Group has received compensation respecting its activities in connection with any of the Funds was duly approved in accordance with applicable Laws.

(c)  There are no material consent judgments of a Governmental Entity or Orders on or with regard to any of the Funds. All material notifications to Governmental Entities and other bodies required by applicable Laws have been made to permit such activities as are carried out by the Funds and all Consents required by applicable Laws have been obtained in relation to the Funds.

(d)  The Contributors have delivered to the Issuer true, correct and complete copies of the current confidential offering memoranda of Icahn Partners LP, Icahn Fund Ltd., Icahn Cayman Partners L.P., Icahn Fund II Ltd., and Icahn Fund III Ltd. Each such confidential offering memorandum has at all times since the original offering of shares or other ownership interests in such Fund (as applicable) complied in all material respects with all applicable Laws, and has not contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case, at all such times as any such confidential offering memorandum was delivered to investors or potential investors in such Fund. All of the outstanding shares or other ownership interests of each Fund are duly authorized and validly issued.

(e)  The Contributors have made available to the Issuer true, correct and complete copies of the audited financial statements, prepared in accordance with GAAP, of Icahn Partners LP, Icahn Fund Ltd. and Icahn Partners Master Fund LP for the last three fiscal years (or such shorter period as such Fund has been in existence) (each hereinafter referred to as a “Fund Financial Statement”). Each of the Fund Financial Statements presents fairly in all material respects the financial position of the relevant Fund at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods then ended in accordance with GAAP applied on a consistent basis (except as otherwise noted therein).

3.7  Investment Company Act; Investment Advisers Act. No Contributor, Partnership or Fund is registered, is required to register or at any time since its inception did register or was required to register as an investment company under the Investment Company Act or as an investment adviser under the Investment Advisers Act.

3.8  Financial Statements.

(a)  True, correct and complete copies of the following financial statements for each of the Partnerships other than Icahn Capital Management (collectively, the “Financial Statements”) have been delivered or made available to the Issuer: (i) an audited statement of financial condition for each of December 31, 2006 (except those noted in Schedule 3.8(b) of the Contributors’ Disclosure Schedules) and December 31, 2005 (including any notes thereto) and audited statements of changes in partners’ capital, income and cash flows for each of the two years then ended (except those noted in Schedule 3.8(b)), together with a copy of the auditor’s report thereon and (ii) unaudited statements of financial condition for March 31, 2007 and unaudited statements of changes in partner’s capital, income and cash flows for the three month period then ended.

(b)  The Financial Statements as of and for the years ended December 31, 2006 and December 31, 2005 (except those noted in Schedule 3.8(b)) have been prepared from, and are in accordance with, the books and records of the respective Partnerships and fairly present, in all material respects, the financial position and results of operations of the respective Partnerships as at and for the periods indicated therein, in each case, in accordance with GAAP and in accordance with accounting practices commonly adopted by companies carrying on businesses similar to those carried on by the Partnerships. The Financial Statements: (i) are complete and accurate in all material respects and in particular include full provision for bad and doubtful debts relating to any period ending on or before the date to which they are made up; (ii) fairly present in all material respects the financial position and the results of operations and cash flows of each respective Partnership at each accounting reference date to which the Financial Statements relate; and (iii) except as the Financial Statements expressly disclose, are not affected by any unusual or non-recurring items. The Financial Statements (except those noted in Schedule 3.8(b) of the Contributors’ Disclosure Schedules) have been audited by Grant Thornton LLP. The accounting records of the respective Partnerships have been kept on a proper and consistent basis and no change in the methods or bases of valuation or accountancy treatment having been made for at least three years prior to the accounts date or since, are up-to-date and in all material respects contain complete and accurate details of the business activities of the respective Partnerships.

(c)  Each Partnership maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the general or specific authorization of the management of such Partnership; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with the general or specific authorization of the management of such Partnership and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.9  No Adverse Effects; Absence of Certain Changes. Except as set forth in Schedule 3.9 of the Contributors’ Disclosure Schedules and other than any Material Adverse Effect arising from or relating to investments, investment decisions or investment performance (provided that such investments and investment decisions have been made in all material respects in accordance with applicable legal and contractual obligations), since December 31, 2006 through the date hereof, (i) no Contributor, Partnership or Fund has suffered (and there has not otherwise existed) at any time any condition, circumstance, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such Contributor, such Partnership or such Fund, (ii) the Contributors, the Partnerships and the Funds have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (iii) except as contemplated by this Agreement and exclusive of any payments specifically required under the terms of the applicable partnership agreement or other Organizational Document, there has not been any of the items specified below with respect to any of the Contributors, any of the Partnerships or any of the Funds:

(a)  any dividend, distribution or payment declared or made in respect of its shares, partnership interests or membership interests, as applicable, by way of dividend, distribution, purchase or redemption of shares, interests or other securities or otherwise;

(b)  any repurchase, redemption or other acquisition, directly or indirectly by any Contributor or any Partnership, of any shares, partnership interests or membership interests, as applicable, or any securities convertible into or exchangeable for any thereof, of such Contributor or such Partnership;

(c)  any increase in the compensation payable or to become payable to any director, officer, employee, independent consultant or agent, except for automatic increases under employment agreements, increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement except in the ordinary course of business;

(d)  any transfer, disposal, mortgage, pledge or other Encumbrance on any of its material assets that are necessary for the conduct of its business, except for Permitted Encumbrances and Encumbrances incurred in the ordinary course of business;

(e)  other than in the ordinary course of business and other than any Management Agreements and Contracts relating to investments or brokerage arrangements or Contracts, any change or amendment to any material Contract by which any Contributor or any Partnership or their respective assets is bound or to which any Contributor or any Partnership or such assets are subject;

(f)  any change in accounting principles, practices or methods of any Contributor or any Partnership, except for any change required by reason of a change in GAAP;

(g)  other than in the ordinary course of business or with respect to investments, any waiver or release of any claim or right or cancellation of any debt held;

(h)  any initiation, receipt or settlement of any material Proceeding or action affecting the business of any Contributor or any Partnership;

(i)  settlement or compromise of any material Tax Liability or agreement to any adjustment of any material Tax attribute or election with respect to Taxes;

(j)  any payments to any Affiliate of any Contributor or any Partnership other than as required under the terms of a Contract set forth in Schedule 3.9(j) of the Contributors’ Disclosure Schedules;

(k)  with respect to the Funds, any change in the investment policies of the Funds, other than as required by fiduciary duties or applicable Laws; or

(l)  any agreement, whether written or oral, fixed or contingent, by any Contributor or any Partnership to do any of the foregoing.

3.10  Title to Properties. Each Contributor and each Partnership has good title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets of such Contributor or such Partnership (whether real, personal, tangible or intangible) reflected on its respective balance sheet included in the Financial Statements or acquired after June 30, 2007, except for properties and assets sold since June 30, 2007 in the ordinary course of business or where the failure to have such good title or valid leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the owned property or assets of any Contributor or any Partnership is subject to any Encumbrance, other than Permitted Encumbrances.

3.11  Litigation. Except as set forth in Schedule 3.11 of the Contributors’ Disclosure Schedules, there is no litigation or other Proceeding, at law or in equity, by or before any arbitrator or any Governmental Entity, in which any member of the Icahn Group is a party (or which is pending against) or with which any of them has been threatened in writing, in connection with the business, affairs, properties or assets of any Partnership (including any of the foregoing to which any Fund is a party to and relating to services provided by any Partnership to or in respect of such Person), or which questions the validity or enforceability of performance of this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby. None of the members of the Icahn Group or any Person who is "associated with" the Icahn Group (provided that the representation given in this sentence with respect to John Banks and David Litton shall be limited to the Knowledge of the Contributors) for purposes of the Investment Advisers Act has, during the ten years prior to the date of this Agreement, been convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor) or is, or has been during such period subject to, any disqualification that, in either case, would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder.

3.12  Claims Against Officers and Directors. There is no pending or, to the Contributors’ Knowledge, written threatened claim against any member of the Icahn Group or against any other Person, which could give rise to any claim for indemnification against any Partnership or cause any Partnership to incur any material Liability or otherwise suffer or incur any material Damages.

3.13  Insurance.

(a)  The Contributors have made available to the Issuer copies of all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Contributors, the Partnerships and the Funds effective as of the Closing.

(b)  All insurance policies of the Contributors, the Partnerships and the Funds are in full force and effect. There are no material claims by any Contributor, any Partnership or any Fund pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The Contributors, the Partnerships and the Funds have paid all premiums due under all such policies.

3.14  Compliance with Laws.

(a)  Except as set forth in Schedule 3.14(a) of the Contributors’ Disclosure Schedules, each member of the Icahn Group in respect of the Partnerships (i) has operated its respective business in material compliance with all applicable Laws, including all applicable federal and state securities Laws, and (ii) is in material compliance and, at all times has been in material compliance, in all respects with all applicable Laws, including all applicable federal and state securities Laws, relating to such member of the Icahn Group or their respective assets, properties or businesses. Except as set forth in Schedule 3.14(a) of the Contributors’ Disclosure Schedules, no investigation or review by any Governmental Entity is pending or threatened, nor has any such Governmental Entity indicated orally or in writing to any member of the Icahn Group an intention to conduct an investigation or review of, or with respect to, any member of the Icahn Group.

(b)  No member of the Icahn Group (i) is in default with respect to any Order issued by any Governmental Entity relating to the business of any such member or (ii) has been or is charged with or has been threatened in writing with or under investigation with respect to, any violation of any applicable Laws relating to the business of such member or the transactions contemplated hereby or by any Ancillary Document.

(c)  Each member of the Icahn Group is in compliance in all material respects with applicable Laws relating to (i) the use of corporate funds for contributions, payments, gifts or entertainment and (ii) the making of expenditures relating to political activity to government officials or others, and no member of the Icahn Group has established or maintained any unlawful or unrecorded funds in a manner contrary to applicable Law in any material respect.

(d)  The Icahn Group has adopted and implemented compliance policies and procedures reasonably designed to prevent violation by it and its employees of the federal securities laws, a complete and correct copy of which has been delivered to the Issuer. The Icahn Group has identified no material violations of such policies by the Icahn Group or by any of its officers, directors or employees.

3.15  Undisclosed Liabilities. Except as set forth in Schedule 3.15 of the Contributors’ Disclosure Schedules or as have arisen or may exist, arise from or relate to investments, investment decisions or investment performance (provided that such investments or investment decisions have been made in all material respects in accordance with applicable legal and contractual obligations), no Partnership has any Liability other than Liabilities (a) included or reflected in its respective Financial Statements and adequately reserved against therein or (b) arising subsequent to June 30, 2007, in the ordinary course of business consistent with past practice (including as to amount and nature), and, in any case, not as a result of a breach or default of any Contract or any applicable Law by any member of the Icahn Group.

3.16  Transactions with Interested Persons. Except as contemplated by this Agreement, as approved by the Investor Committee (as defined in the Funds’ confidential offering memoranda), as set forth in Schedule 3.16 of the Contributors’ Disclosure Schedules, or as described in the Funds’ confidential offering memoranda, since January 1, 2004, no Contributor, Partnership or Fund has been a party to any material transaction or material Contract with any employee of any Contributor, any Partnership or any Fund, any of the respective immediate family members of any of the foregoing Persons or any Affiliate of any of the foregoing Persons.

3.17  Intellectual Property.

(a)  None of the Contributors or Partnerships has received any written notice from any Person that it does not own, or possess adequate rights to use, all material patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets, know-how and other intellectual property rights necessary for, used or held for use in the conduct of its respective business. Set forth in Schedule 3.17(a) of the Contributors’ Disclosure Schedules is a list of all material registrations and applications for registration for trademarks owned by the Contributors and the Partnerships, and all such registrations, filings or issuances remain in full force and effect.

(b)  All licenses or other Contracts under which any Contributor, any Partnership or any Fund has been granted, or been restricted with respect to, rights in any intellectual property that are material to the business or operations of such Contributor, such Partnership or such Fund are set forth in Schedule 3.17(b) of the Contributors’ Disclosure Schedules. All said licenses or other Contracts are in full force and effect and, to the Knowledge of the Contributors, there is no default by any party thereto. To the Knowledge of the Contributors, the licensors under said licenses and other Contracts have and had all requisite power and authority to grant the rights purported to be conferred thereby.

(c)  No Contributor or Partnership has granted rights to any Person other than another Contributor or Partnership in any material intellectual property rights owned by any Contributor or any Partnership.

3.18  Anti-Money Laundering. Each Contributor, each Partnership and each Fund has established anti-money laundering policies and procedures to the extent required under applicable Laws, and has at all times operated its business and provided its services in all material respects in accordance with the requirements of such policies and procedures.

3.19  Employees, Labor Matters, etc.  Except as set forth in Schedule 3.19 of the Contributors’ Disclosure Schedules, (a) no Contributor or Partnership is a party to or bound by any collective bargaining agreement, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Contributors, attempting to represent any employee of any Contributor or any Partnership; (b) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened in writing or, to the Knowledge of the Contributors, is anticipated with respect to any employee of any Contributor or any Partnership; (c) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened in writing or, to the Knowledge of the Contributors, anticipated with respect to any employee of any Contributor or any Partnership and there is no action pending or, to the Knowledge of the Contributors, threatened by any labor unions, work councils or other organizations representing, purporting to represent or attempting to represent any employee of any entity in which any of the Contributors or any of the Partnerships have invested or are contemplating investing that could have a Material Adverse Effect on the business, operations or prospects of the Contributors, the Partnerships, the Funds or the Issuer; (d) to the Knowledge of the Contributors, no Contributor or Partnership is, and no Contributor or Partnership has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act; (e) the Contributors and the Partnerships are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining and the Worker Adjustment and Retraining Notification Act; (f) there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of any Contributor or any Partnership at any time during the past four years and, to the Knowledge of the Contributors, no facts exist that could reasonably be expected to give rise to such claims or actions and (g) no Contributor or Partnership and, to the Knowledge of the Contributors, no employee, agent or representative of any such entity (i) is in possession of or has or is using information, data or other property in violation of the ownership rights or property interests of any other Person, including any prior employer of any such employee, agent or representative or (ii) has taken any action in violation of any obligations or restrictions with respect to which any such employee, agent or representative may be subject.

3.20  Employee Benefit Plans.

(a)  Set forth in Schedule 3.20(a) of the Contributors’ Disclosure Schedules is a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies and any other plans, agreements (including, but not limited to, employment and consulting agreements), programs, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Contributors, the Partnerships or any ERISA Affiliate on behalf of any employee, officer, director or other service provider of the Contributors or the Partnerships (whether current, former or retired) or their beneficiaries (“Covered Employees”) or (ii) with respect to which the Contributors or the Partnerships have any Liability on behalf of any Covered Employee (each a “Plan” and, collectively, the “Plans”). There are no Plans established, maintained, sponsored or contributed to by any of the Funds and there have not been any Plans established, maintained, sponsored or contributed to by any of the Funds during the past six years, and the Funds currently have no employees and there have not been any such employees of the Funds during the past six years.

(b)  With respect to each Plan established, maintained or sponsored by any of the Contributors or the Partnerships, the Contributors have delivered to the Issuer: (i) copies of all material documents setting forth the terms of the Plan, including all amendments thereto; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with the Plan; (iii) the most recent actuarial reports (if applicable) for the Plan; (iv) the most recent summary plan description, if any, required under ERISA with respect to the Plan; (v) all material written Contracts relating to the Plan, including administrative service agreements, group insurance Contracts and trust agreements and (vi) the most recent IRS determination or opinion letter issued with respect to any Plan intended to be qualified under Section 401(a) of the Code.

(c)  None of the Contributors or the Partnerships contributes to, is required to contribute to, or otherwise participates in or in any way, directly or indirectly, has any Liability with respect to, any Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(d)  With respect to each of the Plans established, maintained or sponsored by any of the Contributors or the Partnerships: (i) each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Knowledge of the Contributors, nothing has occurred, whether by action or by failure to act, that caused or could reasonably be expected to cause the loss of such qualified status or the imposition of any material penalty or Tax; (ii) all payments required by each Plan, any collective bargaining agreement or other agreement, or by applicable Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Contributors or the Partnerships in accordance with the provisions of each of the Plans, applicable Law and generally accepted accounting principals; (iii) no Proceeding has been instituted or threatened or asserted in writing or, to the Knowledge of the Contributors, is anticipated with respect to any of the Plans (other than non-material routine claims for benefits and appeals of such claims) or any trustee or fiduciaries thereof; (iv) each Plan is in substantial compliance in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Plans which could reasonably be expected to result in any material Liability to any of the Contributors or the Partnerships; (vi) no Plan is under, and the Contributors and the Partnerships have not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty which has not been paid and (vii) no Plan provides post-retirement health and welfare benefits to any current or former employee of the Contributors or the Partnerships, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(e)  The consummation of the transactions contemplated by this Agreement alone, or in combination with a termination of any Covered Employee, will not give rise to any Liability under any Plan, including, without limitation, Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director, stockholder or other service provider of the Contributors or the Partnerships under any Plan or otherwise would not be deductible by reason of Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code. The Contributors and the Partnerships have no indemnity obligations on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the Code.

(f)  None of the Contributors, the Partnerships, any ERISA Affiliate nor any employee, officer, director, stockholder or other service provider of the Contributors or the Partnerships has made any Contract to create any additional plan, agreement or arrangement with respect to any Covered Employee, or to modify or change in any material way any existing Plan.

(g)  Neither the Contributors nor the Partnerships have unfunded Liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

(h)  Any individual who performs services for the Contributors or the Partnerships and who is not treated as an employee for federal income Tax purposes by the Contributors or the Partnerships is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Plan purposes. Neither the Contributors nor the Partnerships have any Liability by reason of an individual who performs or performed services for the Contributors or the Partnerships in any capacity being illegally excluded from participating in a Plan. Each employee of the Contributors and the Partnerships has been properly classified as “exempt” or “non-exempt” under applicable Law.

3.21  Real Property. No Contributor or Partnership owns (and no Contributor or Partnership has at any time owned) any real property. Set forth in Schedule 3.21 of the Contributors’ Disclosure Schedules are (a) a list of the real property currently leased by any Contributor or any Partnership and (b) a list of the leases for such real property (the “Leases”). The Contributors have made available to the Issuer true, correct and complete copies of the Leases. Each Lease has been duly authorized and executed by the parties thereto and is in full force and effect. No Contributor or Partnership is in default under any Lease, nor has any event occurred which, with giving of notice or the passage of time, or both, would give rise to such a default. After giving effect to the Closing, each Lease set forth in Schedule 3.21 of the Contributors’ Disclosure Schedules will be valid and effective in accordance with its terms.

3.22  Contracts.

(a)  Except as set forth in Schedule 3.5(a), Schedule 3.21 or Schedule 3.22(a), of the Contributors’ Disclosure Schedules and except for Contracts relating to investments, commissions on investments or prime brokerage agreements, no Contributor or Partnership is a party to, nor are any of its assets bound or affected by, any:

(i)  Management Agreement with a Fund that accounts for revenue to Icahn Management of $500,000 or more on an annualized basis;

(ii)  Management Agreement with a Client other than a Fund that accounts for revenue to Icahn Management of $250,000 or more on an annualized basis;

(iii)  Contract under which any Contributor or any Partnership is obligated, directly or indirectly, to make any capital contribution, coinvestment, provision of seed capital or other investment in any Person or investment in any investment product in an amount of $500,000 or more;

(iv)  Contract with any placement agent, investment or research consultant, investment platform, solicitor or sales agent or otherwise with respect to the referral of business to the Icahn Group (including, without limitation, any agreement with respect to solicitation of prospective investors in any Fund) providing for aggregate payments by any Partnership of $100,000 or more;

(v)  license agreement (as licensor or licensee) providing for aggregate payments of $500,000 or more;

(vi)  Contract that provides for earn-outs or other similar contingent obligations that, as of the date hereof, could reasonably be expected to exceed $500,000;

(vii)  Contract which contains a (A) “clawback” or similar undertaking by any Partnership requiring the reimbursement or refund of any fees or (B) a “most favored nation” or similar provision, in each case where the obligations of any Partnership under such undertaking or provision is material to any member of the Icahn Group;

(viii)  Lease providing for annual rentals of $500,000 or more;

(ix)  Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments of $500,000 or more;

(x)  sales or distribution agreement (or series of agreements with a party or related parties) that provides for annual guaranteed payments of $100,000 or more;

(xi)  joint venture, strategic alliance, partnership or other similar Contract involving a sharing of profits or expenses or payments based on revenues or assets under management of any member of the Icahn Group that accounts for revenue of $1,000,000 or more on an annualized basis;

(xii)  Contract relating to the acquisition or disposition of any business for a purchase price in excess of $500,000 (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date hereof that are material to any Contributor or any Partnership;

(xiii)  Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $500,000 and except for margin debt or other Indebtedness incurred in connection with the purchase, sale or carrying of investments; or

(xiv)  Contract that limits in any material respect the freedom of any Partnership to compete in any line of business or with any Person or in any area or that requires any member of the Partnership to deal exclusively with any Person, in each case that is material to any member of any Partnership.

(b)  Prior to the date hereof, true, correct and complete copies of each Contract required to be set forth in Schedule 3.5(a), Schedule 3.21 and Schedule 3.22(a) of the Contributors’ Disclosure Schedules have been delivered to, or made available for inspection by, the Issuer. Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, against each member of the Icahn Group and, to the Knowledge of the Contributors, the other party thereto. No Contributor, Partnership or, to the Knowledge of the Contributors, any other party to such Contract, is in violation or breach of or default in any material respect under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default in any material respect under any such Contract).

3.23  Taxes. Except as set forth in Schedule 3.23 of the Contributors’ Disclosure Schedules:

(a)  Offshore GP, Onshore GP and Icahn Capital Management have duly and timely filed with the appropriate taxing authorities all federal, New York state and all other material state and local income Tax Returns of Offshore GP, Onshore GP and Icahn Capital Management and all other material Tax Returns of Offshore GP, Onshore GP and Icahn Capital Management required to be filed through the date of this Agreement. All such Tax Returns are true, correct and complete in all material respects under applicable U.S. federal, state, local or foreign Tax laws, rules or regulations. Other than the Tax Returns of Offshore GP and Onshore GP for the Tax period ended December 31, 2006, neither Offshore GP nor Onshore GP has pending any request for an extension of time within which to file any U.S. federal, state, local or foreign income Tax Return.

(b)  Offshore GP, Onshore GP and Icahn Capital Management have made available to the Issuer (i) true, correct and complete copies of all Tax Returns as filed, and any amendments thereto, filed by or on behalf of Offshore GP, Onshore GP, Icahn Capital Management and the Onshore Master Fund I and any material correspondence with any taxing authority relating thereto and (ii) accurate and complete copies of all material notices of deficiencies, notices of proposed adjustment, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests and other similar documents, notices or correspondence that any of Offshore GP, Onshore GP and Icahn Capital Management has received from, sent to or entered into with the IRS, or other taxing authority since November 1, 2004.

(c)  No issue has been raised in writing in any prior examination or audit of the Tax Returns of Offshore GP, Onshore GP or Icahn Capital Management that was not resolved and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired.

(d)  All Taxes that were due and payable, without regard to whether such Taxes have been assessed or have been shown as due on such Tax Returns (except for Taxes being contested in good faith through appropriate Proceedings and as to which adequate reserves have been established in accordance with GAAP) have been timely paid by Offshore GP, Onshore GP and Icahn Capital Management, including any Taxes owed with respect to any completed and settled audit, examination or deficiency.

(e)  No U.S. federal, state, local or foreign audits, claims, assessments or other administrative or court Proceedings are presently pending with regard to any Taxes or Tax Returns of Offshore GP, Onshore GP or Icahn Capital Management. None of Offshore GP, Onshore GP and Icahn Capital Management has received written notice of any such pending audits, claims, assessments or Proceedings nor has any taxing authority (whether domestic or foreign) to the Knowledge of the Contributors, threatened to assert against Offshore GP, Onshore GP or Icahn Capital Management any material deficiency or material claim for Taxes in excess of the reserves established on the Financial Statements. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Offshore GP, Onshore GP or Icahn Capital Management.

(f)  There are no Encumbrances for Taxes upon any property or assets of Offshore GP, Onshore GP or Icahn Capital Management, except for Encumbrances for Taxes not yet due and payable and Encumbrances for Taxes that are being contested in good faith by appropriate Proceedings and as to which adequate reserves have been established in accordance with GAAP.

(g)  Offshore GP, Onshore GP and Icahn Capital Management have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person proper amounts for all periods and, to the extent required, have remitted such amounts to the appropriate Governmental Entities, in compliance in all material respects with all Tax withholding provisions of applicable U.S. federal, state, local and foreign Laws (including income, social security and employment Tax withholding for all types of compensation).

(h)  Offshore GP, Onshore GP and Icahn Capital Management have no obligation to pay or to contribute to the payment of any material Tax or any portion of a material Tax (or any amount calculated with reference to any portion of a material Tax) of any Person other than Offshore GP, Onshore GP or Icahn Capital Management , including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(i)  No claim for any Taxes has been made in writing, or otherwise to the Knowledge of the Contributors, by any authority in a jurisdiction where Offshore GP, Onshore GP or Icahn Capital Management has not filed Tax Returns that Offshore GP, Onshore GP or Icahn Capital Management is, or may be, subject to taxation by that jurisdiction.

(j)  Offshore GP, Onshore GP and Icahn Capital Management have not engaged in a listed transaction described in Treasury Regulation Section 301.6111-2(b).

(k)  Each of Offshore GP, Onshore GP and Icahn Capital Management has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(l)  Prior to the Closing Date, Offshore GP, Onshore GP and Icahn Capital Management have not been required to include in income any adjustment pursuant to Code Section 481 by reason of a change in accounting method initiated by any such entity and the IRS has not initiated or proposed any such adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Offshore GP, Onshore GP or Icahn Capital Management). None of Offshore GP, Onshore GP and Icahn Capital Management has any application pending with any Governmental Entity requesting permission to change any accounting methods.

(m)  None of Offshore GP, Onshore GP and Icahn Capital Management has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, foreign or local Law which, based on current facts and circumstances, could have an effect on any period after the Closing Date.

(n)  Offshore GP, Onshore GP and Icahn Capital Management do not have any outstanding requests for any Tax ruling from any taxing authority or has ever received a Tax ruling.

(o)  To the Knowledge of the Contributors, none of Offshore GP, Onshore GP and Icahn Capital Management owns an interest in a passive foreign investment company within the meaning of Code Sections 1291-1297.

(p)  Offshore GP, Onshore GP and Icahn Capital Management have made adequate provisions in accordance with GAAP, in the Financial Statements, for the payment of all Taxes for which Offshore GP, Onshore GP or Icahn Capital Management may be liable for the periods covered by such financial statements that were not yet due and payable as of the date of such statement, regardless of whether the Liability for such Taxes is disputed. Since December 31, 2006, Offshore GP, Onshore GP and Icahn Capital Management have not accrued any Liability for any material Tax, other than in the ordinary course of its activities or business.

(q)  Set forth in Schedule 3.23(q) of the Contributors’ Disclosure Schedules is a list of all entities treated as corporations for U.S. federal income tax purposes in which any Contributor has an interest, directly or indirectly. Each of Offshore GP, Onshore GP and Icahn Capital Management is and has always been treated as a partnership and has not been treated as a corporation for U.S. federal Income Tax purposes.

3.24  Powers of Attorney. Except as set forth in Schedule 3.24 of the Contributors’ Disclosure Schedules, no Partnership, Contributor or employee of any Contributor or any Partnership (in connection with the business of a Contributor, Partnership or Fund) has any outstanding power of attorney.

3.25  Finders’ Fees. No Contributor or Partnership has incurred, become liable for or otherwise entered into any Contract with respect to any broker’s commission, finder’s fees or similar payment relating to or in connection with the transactions contemplated by this Agreement or any Ancillary Document.

3.26  Trading Policies.

(a)  True, correct and complete copies of the written trading policies (including as regards insider trading that the Contributors and the Partnerships require relevant employees to sign have been delivered to the Issuer prior to the date hereof. All relevant employees of each Contributor and each Partnership have executed acknowledgements that they are bound by the provisions of such trading policies.

(b)  To the Knowledge of the Contributors, there have been no material violations or allegations of material violations of such trading policies.

3.27  Delinquent And Wrongful Acts

(a)  No Contributor or Partnership has received written notification that any investigation or inquiry is being or since December 31, 2005 has been conducted by any Governmental Entity or other Person in respect of the affairs of such Contributor or Partnership.

(b)  No Contributor, Partnership or, to the Knowledge of the Contributors, director, officer, agent, employee or other person acting on behalf of any such Person has, in the course of his actions for, or on behalf of, any Contributor or any Partnership (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds (iii) or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

3.28  Books and Records. The books and records of the Contributors and the Partnerships are true, correct and complete in all material respects. The books and records of the Contributors and the Partnerships contain all of the documents and information required by applicable Law and the written procedures and policies of the Contributors and the Partnerships. Such books and records reflect full and current reconciliation of all financial information for each Client. All Client account statements required by applicable Laws and the governing documents pertaining to such Client relationships have been prepared.

3.29  Investment Intent. The Contributors are acquiring the AREP Units issued hereunder for investment and not with a view to or for distributing or reselling such AREP Units or any part thereof in violation of applicable securities Laws, without prejudice, however, to such Contributor’s right to sell or otherwise dispose of all or any part of such AREP Units pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by such Contributor to hold the AREP Units for any period of time.

3.30  Access to Information. Each Contributor acknowledges that it has reviewed the Issuer SEC Reports and that it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Issuer concerning the terms and conditions of the issuance of the AREP Units pursuant to the terms of this Agreement and the merits and risks of investing in the AREP Units; (b) access to information about the Issuer and the Issuer’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (c) the opportunity to obtain such additional information that the Issuer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to such investment. No such inquiries nor any other investigation conducted by or on behalf of any Contributor or its representatives or counsel shall modify, amend or affect any Contributor’s right to rely on the truth, accuracy and completeness of the Issuer’s representations and warranties contained in this Agreement or in any Ancillary Document.

3.31  Investor Status. Each Contributor is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

3.32  Experience of the Contributors. Each Contributor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the AREP Units, and has so evaluated the merits and risks of such investment. Each Contributor is able to bear the economic risk of an investment in the AREP Units for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

As an inducement to the Contributors and Icahn to enter into this Agreement, the Issuer makes the following representations and warranties, except as set forth in the Issuer’s Disclosure Schedules (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply).

4.1  Organization and Qualification of the Issuer. The Issuer is duly organized and validly existing under the Laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being, or are presently contemplated to be, owned, leased, operated and conducted. The Issuer is licensed or qualified to do business and is in good standing (where the concept of “good standing” is applicable) as a foreign limited partnership in each jurisdiction where the nature of the properties owned, leased or operated by it and the business now being conducted or presently contemplated to be conducted by it require such licensing or qualification (except where the failure to be so licensed or qualified or be in good standing will not individually or in the aggregate adversely affect the validity or enforceability of this Agreement or have a Material Adverse Effect on the Issuer).

4.2  Authority.

(a)  The Issuer has the right, authority and power under its Organizational Documents and applicable Laws to enter into this Agreement and each Ancillary Document to which it is a party and to carry out the transactions contemplated hereby and thereby, including, without limitation, to receive the Partnership Interests and issue the AREP Units to the Contributors in consideration therefor.

(b)  The execution, delivery and performance by the Issuer of this Agreement and each Ancillary Document to which it is a party has been duly authorized by all necessary action of the Issuer and, to the extent required by the Issuer’s Organizational Documents or applicable Laws, the partners thereof, and by the Special Committee and no other action on the part of the Issuer is required in connection therewith.

(c)  This Agreement and each Ancillary Document executed and delivered by the Issuer, constitutes a legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors’ rights generally.

4.3  No Conflicts. The execution, delivery and performance by the Issuer of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby:

(a)  do not and will not violate any provision of its Organizational Documents;

(b)  do not and will not violate any Law applicable to the Issuer, its assets or employees or require the Issuer to obtain any Consent that has not been obtained (any such required Consents that have been obtained are set forth in Schedule 4.3(b) of the Issuer’s Disclosure Schedules); and

(c)  do not and will not result in a breach of, constitute a default under, result in an adverse change under, accelerate any obligation under or give rise to a right of termination of, any Contract, Encumbrance, License, Order, determination or arbitration award to which the Issuer is a party or by which any of its assets are bound or affected, or result in the creation or imposition of any Encumbrance on any of its assets or of any Person’s interests in the Issuer, in each case other than any such breach, default, adverse change, acceleration, termination right or Encumbrance arising as a result of any action by Icahn or any of his Affiliates other than the Issuer.

4.4  Finders’ Fees.  The Issuer has not incurred, become liable for or otherwise entered into any Contract with respect to any broker’s commission, finder’s fees or similar payment relating to or in connection with the transactions contemplated by this Agreement or any Ancillary Document.

4.5  The AREP Units. The AREP Units have been duly authorized by all required action on the part of the Issuer. The AREP Units, when issued in accordance with this Agreement, will be duly issued and free and clear of all Encumbrances. Assuming the representations and warranties of the Contributors and Icahn contained in Sections 3.29-3.32 are true and correct, the issuance by the Issuer of the AREP Units to be issued to the Contributors pursuant to this Agreement is exempt from registration under the Securities Act.

4.6  Investment Intent. The Issuer is acquiring the Partnership Interests for investment and not with a view to or for distributing or reselling such Partnership Interests or any part thereof in violation of applicable securities Laws, without prejudice, however, to the Issuer’s right to sell or otherwise dispose of all or any part of such Partnership Interests pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. Nothing contained herein shall be deemed a representation or warranty by the Issuer to hold the Partnership Interests for any period of time.

4.7  Tax.

(a)  The Issuer is classified as a partnership and not an association taxable as a corporation for U.S. federal income Tax purposes.

(b)  The Issuer has timely filed all material Tax Returns required to be filed through the date of this Agreement with respect to the income, properties or operations of the Issuer and its Subsidiaries. All such returns are true, correct and complete in all material respects under applicable U.S. federal, state, local, or foreign Tax Laws.

4.8  Access to Information. The Issuer acknowledges that it has reviewed the Disclosure Materials and that it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Contributors, the Partnerships and the Funds concerning the terms and conditions of the contribution and exchange of the Partnership Interests pursuant to this Agreement and the merits and risks of investing in the Partnership Interests; (b) access to information about the Contributors, the Partnerships and the Funds and their respective financial conditions, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate its investment and (c) the opportunity to obtain such additional information that the Contributors or the Partnerships possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to such investment. No such inquiries nor any other investigation conducted by or on behalf of the Issuer or its representatives or counsel shall modify, amend or affect the Issuer’s right to rely on the truth, accuracy and completeness of the representations and warranties of the Contributors and Icahn contained in this Agreement or in any Ancillary Document.

4.9  Investor Status. The Issuer is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.10  Experience of Investor. The Issuer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Partnership Interests, and has so evaluated the merits and risks of such investment. The Issuer is able to bear the economic risk of an investment in the Partnership Interests for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment.

ARTICLE V

COVENANTS

5.1  Legending of AREP Units. The Contributors agree to the imprinting, so long as is required by this Section 5.1, of the following legend on any certificate evidencing AREP Units (with such corrections or changes thereto as may be agreed by the Contributors and the Issuer):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MANY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

Certificates evidencing AREP Units shall not be required to contain such legend or any other legend (i) while a registration statement covering the resale of such AREP Units is effective under the Securities Act; (ii) following any sale of such AREP Units under any such registration statement or pursuant to Rule 144 of the Securities Act or (iii) if such AREP Units are eligible for sale under Rule 144(k) of the Securities Act. At such time as a legend is no longer required for any AREP Units, the Issuer will, no later than three Business Days following the delivery by a Contributor to the Issuer or the Issuer’s transfer agent of a legended certificate representing such AREP Units and, if reasonably requested by the Issuer, a legal opinion reasonably satisfactory to the Issuer regarding the removal of such legend, deliver or cause to be delivered to such Contributor a certificate representing such AREP Units that is free from all restrictive and other legends.

5.2  Access to Information. Other than with respect to investigations, inquiries, requests or Proceedings involving disputes between the Issuer, on the one hand, and the Contributors, on the other hand, the Issuer shall, upon the request of the Contributors, giving reasonable notice to the Issuer, use its reasonable best efforts to cause the Partnerships on and after the Closing Date, to the extent permitted by applicable Laws and confidentiality obligations, to afford promptly to the Contributors and their respective counsel, financial advisors, auditors and other designated representatives to make available to and provide them with reasonable access during normal business hours to their properties, books, records and employees, to the extent reasonably related to any legal, administrative or other Proceeding arising out of any business and operations of the Partnerships prior to the Closing; provided that any such access by any Contributor shall not unreasonably interfere with the conduct of the business of the Issuer or its Subsidiaries.

5.3  Decisions of the Issuer. The following matters shall be undertaken solely at the direction of the Audit Committee: (a) the exercise or determination of remedies to be exercised by the Issuer under this Agreement or any Ancillary Document or (b) the exercise by the Issuer of discretion in connection with any matter under this Agreement or any Ancillary Document, including any waiver.

5.4  Right to Use Icahn Name. The parties acknowledge that the right to use the Icahn name solely with respect to the activities of the Partnerships and the management of the Funds is among the assets of the Partnerships. In the event that the Issuer sells or otherwise transfers, or causes its Subsidiaries to sell or otherwise transfer, the interests in the Partnerships and the rights to manage the Funds (and any successors to the Partnerships or the Funds), substantially as a whole, to a party that is not an Affiliate of the Issuer, the Issuer shall be entitled to transfer such right to use the Icahn name to such third-party acquirer solely with respect to the activities of the Partnerships and management of the Funds.

ARTICLE VI

TAX MATTERS

6.1  Consistent Reporting. Except to the extent the Earn-out Consideration is treated as interest, the Contributors and the Issuer will treat the contribution of Partnership Interests to the Issuer in exchange for the Aggregate Consideration as a nonrecognition transaction within the meaning of Code Section 721(a). No party, on a Tax Return or otherwise, will take any position inconsistent with the treatment set forth in this Section 6.1.

6.2  No Change. Before the Closing Date, the Partnerships will not, and will not permit any of the Funds to, make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return or claim for refund, enter into any closing agreement, settle any Tax claim or assessment relating to any Partnership, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Contributor, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax without the prior written consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed.

6.3  Cooperation on Tax Matters. The Issuer and the Contributors shall cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including: (i) preparation and filing of Tax Returns; (ii) examinations of Tax Returns and (iii) any administrative or judicial Proceeding in respect of Taxes assessed or proposed to be assessed. Any information or documents provided under this Section 6.3 shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns, the preparation of any financial statements in connection with any administrative or judicial Proceedings, or as otherwise required by Law.

6.4  704(c) Methods. The Contributors will cause the general partner of the Issuer, to the extent possible, to take such action as is necessary, including selecting methods under Section 704(c), to cause each AREP Unit to have the same economic and tax characteristics to any purchaser or acquiror thereof as each other AREP Unit, provided that the Contributors consult with the Audit Committee with respect to all Section 704(c) elections relating to this transaction.

ARTICLE VII

EMPLOYEES

7.1  Service Credit; Welfare Benefits.

(a)  Each Transferred Employee shall be given credit for all service with the Contributors, the Partnerships and their respective predecessors under any employee benefit plans or arrangements of the Issuer and its Affiliates, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by the Issuer and its Affiliates in which such Transferred Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Transferred Employees under the comparable plans of the Contributors and the Partnerships or any of their Affiliates immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of the Issuer and its Affiliates. Notwithstanding the foregoing, nothing in this Section 7.1(a) shall be construed to require crediting of service that would result in (i) duplication of benefits; (ii) service credit for benefit accruals under a defined benefit pension plan or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of the Issuer and its Affiliates generally.

(b)  In the event of any change in the welfare benefits provided to Transferred Employees following the Closing, the Issuer shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change and (ii) for the plan year in which the Closing Date occurs, the crediting of each Transferred Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

7.2  Assumption of Existing Arrangements. The Issuer shall assume and honor, or cause its Affiliates to assume and honor, all obligations with respect to the current and former employees of any Partnership (including, without limitation, the Transferred Employees) pursuant to the arrangements and terms set forth in Schedule 7.2.

7.3  No Third-Party Beneficiaries. Without limiting the generality of Section 10.5, nothing in this Article VII, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (other than the parties to this Agreement and their respective successors and assigns), including any current or former employee (including any Transferred Employee) to continued employment, any severance or other benefits from any Contributor, any Partnership, the Issuer or any of their respective Affiliates. In addition, (i) nothing in this Article VII shall be treated as an amendment of any Plan and (ii) nothing in this Article VII will prohibit the Issuer from amending, modifying or terminating any Plan pursuant to, and in accordance with, the terms thereof. No person other than the parties hereto shall have any rights or claims under, as a result of or in respect of this Article VII or any term or provision hereof.

ARTICLE VIII

INDEMNIFICATION

8.1  Survival. The representations and warranties of the Contributors and Icahn contained in this Agreement or in any Ancillary Document (the statements in which Ancillary Documents shall be deemed to constitute several representations and warranties hereunder of such party delivering such Ancillary Documents) shall survive the Closing until the third anniversary of the Closing Date, except for (i) the representations and warranties made in Section 3.20 (Employee Benefit Plans) and Section 3.23 (Taxes), which shall survive until 30 days after the expiration of the applicable statute of limitations, if any, to the subject matter thereof and (ii) the representations and warranties made in Section 3.1 (Organization and Qualification of the Contributors and Icahn; Status), Section 3.2 (Authority), Section 3.4 (Ownership Interests) and Section 3.25 (Finders’ Fees), all of which shall survive indefinitely; provided, however, (x) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding clause, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity (setting forth the basis therefor in reasonable detail) shall have been given to the party against whom such indemnity may be sought prior to such time and (y) any representation or warranty made falsely by a party hereto fraudulently, intentionally, willfully or recklessly shall survive the Closing without limitation. The representations and warranties of the Issuer contained in this Agreement and in the Ancillary Documents shall survive the Closing and the members of the Icahn Group shall have the right to bring legal actions against the Issuer in respect of breaches thereof even if there is no indemnification coverage therefor. Covenants and other agreements contained in this Agreement which by their nature or the terms thereof are intended, or can reasonably be construed, to survive the Closing shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated hereby, without limitation, and the members of the Icahn Group shall have the right to bring legal actions against the Issuer in respect of breaches thereof, even if there is no indemnification coverage therefore. Each of the Contributors agrees to give the Issuer prompt notice of any matter which it obtains actual knowledge and as to which any Issuer Indemnified Party would have a right to receive indemnification hereunder. The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

8.2  Indemnification. From and after the Closing, subject to the terms and conditions of this Article VIII, the Contributors and Icahn, jointly and severally, shall indemnify, defend and hold harmless the Issuer and its Affiliates (including, without limitation, Icahn Offshore GP, Icahn Onshore GP, Icahn Capital Management and the Master Funds) and their respective officers, directors, employees, independent contractors, stockholders, principals, controlling persons, partners, agents, counsel, members, managers and representatives and each of their respective successors, assigns and personal representatives (individually, a “Issuer Indemnified Party” and collectively, the “Issuer Indemnified Parties”) from and against, and will pay to any Issuer Indemnified Party the amount of, any Damages incurred or suffered by any Issuer Indemnified Party arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty of Icahn or any Contributor contained in this Agreement or any Ancillary Document or any claim by a third party which, if true, would constitute a breach of any such representation or warranty; (ii) any breach of any covenant or agreement of Icahn or any Contributor contained in this Agreement or any Ancillary Document or any claim by a third party which, if true, would constitute a breach of any such covenant or agreement; (iii) fraud by Icahn or any Contributor in connection with the transactions contemplated hereby or by any Ancillary Document; (iv) any actual or alleged breach of fiduciary duty by any Contributor or Icahn to any Client or Fund investor related to the transactions contemplated hereby or by any Ancillary Document or to the conduct of the business of the Contributors, the Partnerships or the Funds on or prior to the Closing Date; (v) (x) all Liabilities for Taxes of Onshore GP, Offshore GP or Icahn Capital Management for any Pre-Closing Tax Period or Pre-Closing Straddle Period, and (y) all Taxes owed on account of the assets or the operation of Onshore GP, Offshore GP or Icahn Capital Management for any Pre-Closing Tax Periods and Pre-Closing Straddle Periods that are imposed on the Issuer or its Subsidiaries as a result of the transactions contemplated by this Agreement (to the extent exceeding reserves therefor); (vi) any broker’s, finder’s, financial advisor’s or other similar fees and commissions payable by Icahn or any Contributor in connection with the transactions contemplated by this Agreement; or (vii) any Excluded Asset or Excluded Liability (as each such term is defined in the Management Contribution Agreement), provided that this clause (vii) shall cease to apply to the Retained Agreements (as defined in the Management Contribution Agreement) after the assignment thereof to Icahn Capital Management as contemplated thereby.

8.3  Procedures.

(a)  The party seeking indemnification under Section 8.2 (the “Indemnified Party”) agrees to: (i) give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any Proceeding (“Claim”), in respect of which indemnity may be sought under such Section and (ii) provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually and adversely prejudiced the Indemnifying Party. If, upon receipt of notice of a breach of this Agreement or any Ancillary Document by an Indemnified Party to an Indemnifying Party, the Indemnifying Party gives prompt notice to the Indemnified Party that the breach is capable of being remedied within 90 days, the Indemnified Party agrees not to commence any Proceeding with respect to such breach until the expiration of the 90-day period.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 8.3, shall be entitled to control and appoint lead counsel for such defense at any time with counsel of its choice satisfactory to the Indemnified Party, in each case at the Indemnifying Party’s sole expense, unless the nature of the claim creates an ethical conflict or it is otherwise inadvisable, in the reasonable judgment of the Indemnified Party, for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim or raised in any related Proceeding; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third-Party Claim involves only a claim for money damages and no other relief and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. In all other cases the Indemnified Party may defend the Third-Party Claim with counsel of its choosing at the expense of the Indemnifying Party and the Indemnifying Party shall, upon request of the Indemnified Party, pay the fees and expenses (including the fees and expenses of legal counsel) incurred by the Indemnified Party in defending such Third-Party Claim, as such fees and expenses are incurred in advance of the final disposition of such Third-Party Claim upon receipt of an undertaking by the Indemnified Party to repay such payment if it is ultimately determined that such Indemnified Party is not entitled to indemnification under this Article VIII, which undertaking shall be accepted by the Indemnifying Party without reference to the financial ability of such Indemnified Party to make such repayment.

(c)  If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all Liabilities with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Issuer. In addition, the Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party.

(d)  If, following the issuance of a final written determination, the Issuer is obligated by any Governmental Entity in connection with an audit or action for Taxes to make any Tax payment with respect to a Pre-Closing Tax Period or a Pre-Closing Straddle Period, then the Contributors shall, within 15 days of the Issuer’s receiving a final written determination that it is obligated to pay such Tax, pay to the Issuer the amount of such Tax.

(e)  Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials or appeals, as may reasonably be requested in connection therewith.

8.4  Limitations of Indemnification Obligations.

(a)  The Contributors and Icahn shall have no Liability pursuant to Section 8.2(i) for indemnification or Damages arising from any inaccuracy of any of the representations or warranties of the Contributors and Icahn (other than those in Sections 3.1, 3.2, 3.4, 3.20, 3.23, 3.25, 3.29 and 3.30) unless and until Damages arising from such inaccuracies exceed $7,000,000 (the “Threshold”), in which case the Contributors and Icahn shall be liable for all such Damages, including the first $7,000,000.

(b)  In no event shall the aggregate Liability for indemnification under Section 8.2(i) arising from any inaccuracy of any of the representations and warranties of the Contributors and Icahn exceed the Aggregate Consideration (the “Cap”).

(c)  Indemnity claims (i) pursuant to clauses (ii) through (viii) of Section 8.2 or (ii) for fraud, willful misconduct or intentional misrepresentation shall not be subject to the Threshold or the Cap, and such claims shall be paid from the first dollar of Liability for indemnification or Damages incurred by the Issuer Indemnified Parties in connection therewith.

(d)  The sole and exclusive remedy of the Issuer Indemnified Parties with respect to any and all claims for any breach of any representation or warranty set forth herein or in any Ancillary Document shall be pursuant to the indemnification provisions set forth in this Article VIII.

8.5  Calculation of Damages.

(a)  Taxes for which indemnification is provided under this Article VIII shall not be (i) increased to take account of any net Tax costs incurred by the receiving party arising from the receipt of indemnity payments hereunder or similar payments hereunder or (ii) reduced to take account of any net Tax benefit realized by the receiving parties arising from the incurrence or payment of any such Taxes.

(b)  Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in this Article VIII, the determination of the amount of any Damages shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations, warranties, covenants or obligations herein.

8.6  Investigation. It shall be no defense to an action for breach of this Agreement that a party hereto or its agents have (or have not) made investigations into the affairs of the other parties hereto or that such other parties could not have known of the misrepresentation or breach of warranty.

8.7  Tax Character. The Contributors and the Issuer agree that any payments pursuant to this Article VIII will be treated for federal and state income Tax purposes as adjustments to the Aggregate Consideration paid for the Partnership Interests, and that they will report such payments on all Tax Returns in a manner consistent with such characterization.

ARTICLE IX

DEFINITIONS

9.1  Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“2007 After-Tax Earnings” means the After-Tax Earnings for Fiscal Year 2007, as set forth in the Final After-Tax Earnings Statement for such year.

“2008 After-Tax Earnings” means the After-Tax Earnings for Fiscal Year 2008, as set forth in the Final After-Tax Earnings Statement for such year.

“2009 After-Tax Earnings” means the After-Tax Earnings for Fiscal Year 2009, as set forth in the Final After-Tax Earnings Statement for such year.

“2010 After-Tax Earnings” means the After-Tax Earnings for Fiscal Year 2010, as set forth in the Final After-Tax Earnings Statement for such year.

“2011 After-Tax Earnings” means the After-Tax Earnings for Fiscal Year 2011, as set forth in the Final After-Tax Earnings Statement for such year.

“2007 Earn-out Amount” has the meaning ascribed to it in Section 1.3(b)(i).

“2008 Earn-out Amount” has the meaning ascribed to it in Section 1.3(b)(ii).

“2009 Earn-out Amount” has the meaning ascribed to it in Section 1.3(b)(iii).

“2010 Earn-out Amount” has the meaning ascribed to it in Section 1.3(b)(iv).

“2011 Earn-out Amount” has the meaning ascribed to it in Section 1.3(b)(v).

“20-Day Volume-Weighted Average Price” means the arithmetic average of the Volume-Weighted Average Price of the AREP Units for each of the final 20 Trading Days of the Fiscal Year immediately preceding the issuance of any AREP Units hereunder.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

“After-Tax Earnings” means, for any Fiscal Year during the Earn-Out Period, all income of the Issuer and any of its Subsidiaries constituting Hedge Fund Earnings, less all expenses paid by the Issuer and its Subsidiaries properly allocable to the Hedge Fund Earnings (excluding (i) base salary and other compensation payable to Icahn or accrued in connection with such base salary or other compensation and (ii) any amounts payable or accrued or expenses or deductions incurred or accrued in connection with the acquisition by the Issuer of the Partnership Interests), plus or minus, as the case may be, any Income Tax expense or Income Tax benefit (current or deferred) of the Issuer and its Subsidiaries with respect to the Hedge Fund Earnings. The After-Tax Earnings and each item thereof shall be determined in accordance with GAAP. After-Tax Earnings may be positive, negative, or zero. If in a Fiscal Year during the Earn-out Period, the After-Tax Earnings were negative, then an amount equal to the lesser of (x) the Income Taxes included in the computation by the Issuer and its Subsidiaries of After-Tax Earnings for such Fiscal Year, but only to the extent that such Income Taxes are attributable to a change of Tax Laws applicable to amounts included in the determination of After-Tax Earnings in a year prior to the year for which After-Tax Earnings are being computed and (y) the amount by which the After-Tax Earnings were negative, shall be carried forward and treated as Income Taxes payable in the succeeding Fiscal Year (a “Tax Carryforward”). For the Fiscal Year ending December 31, 2007, After -Tax Earnings will be determined based on (i) the management fees payable to Icahn Capital Management for the fiscal quarter ending on December 31, 2007 (and management fees for the fiscal quarter ending September 30, 2007 shall not be included in After-Tax Earnings) and (ii) all Incentive Allocation Earnings payable in respect of such entire Fiscal Year.

“After-Tax Earnings Statement” has the meaning ascribed to it in Section 1.3(a)(i).

“Aggregate After-Tax Earnings” means the sum of the 2007 After-Tax Earnings, the 2008 After-Tax Earnings, the 2009 After-Tax Earnings, the 2010 After-Tax Earnings and the 2011 After-Tax Earnings, provided that in determining Aggregate After-Tax Earnings, no Tax Carryforward shall be given effect.

“Aggregate Consideration” has the meaning ascribed to it in Section 1.2.

“Aggregate Earn-Out Amount” means the sum of the 2007 Earn-Out Amount, the 2008 Earn-Out Amount, the 2009 Earn-Out Amount, the 2010 Earn-Out Amount and the 2011 Earn-Out Amount.

“Agreement” has the meaning ascribed to it in the preamble.

“Ancillary Document” means any agreement, certificate, instrument or other document to be executed and delivered pursuant hereto, as contemplated hereby or in connection with the consummation of the transactions contemplated by this Agreement and shall include, without limitation, the Management Contribution Agreement, the Employment Agreements, the Registration Rights Agreement and the Release.

“API” has the meaning ascribed to it in the recitals.

“AREH” has the meaning ascribed to it in the recitals.

“AREP Units” means the depository units representing limited partnership interests of the Issuer that are listed and traded on the NYSE.

“Audit Committee” means the Audit Committee of the Board of Directors of the general partner of the Issuer, as the same may be constituted from time to time.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

“Cap” has the meaning ascribed to it in Section 8.4(b).

“Catch-up Earn-out Amount” has the meaning ascribed to it in Section 1.3(b)(vi).

“CCI Administrative” has the meaning ascribed to it in the recitals.

“CCI Offshore” has the meaning ascribed to it in the preamble.

“CCI Onshore” has the meaning ascribed to it in the preamble.

“Claim” has the meaning ascribed to it in Section 8.3(a).

“Client” means any Feeder Fund or Master Fund to whom Icahn Management, Icahn Capital Management or any other Partnership has provided, or has agreed to provide in the future, Management Services. For the avoidance of doubt, “Client” shall not include investors, only investment funds.

“Closing” has the meaning ascribed to it in Section 2.1.

“Closing Date” has the meaning ascribed to it in Section 2.1.

“Closing Date Consideration” has the meaning ascribed to it in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means any consent, approval, petition, License or order of, registration, declaration or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any Person, including any security holder, Client, creditor or vendor which is necessary to be obtained, made or given in connection with the execution and delivery of this Agreement or any Ancillary Document, the performance by a Person of its obligations under this Agreement or any Ancillary Document and the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

“Consent to Assignment” has the meaning ascribed to it in Section 2.2(i).

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is binding and enforceable.

“Contributors” has the meaning ascribed to it in the preamble.

“Contribution Agreement” has the meaning ascribed to 2.2(n)

“Contributors’ Disclosure Schedules” means the disclosure schedules of the Contributors and Icahn attached hereto and delivered pursuant to Article III of this Agreement.

“Covered Affiliate Agreement” has the meaning ascribed to it in Section 2.2(e).

“Covered Employees” has the meaning ascribed to it in Section 3.20(a).

“Damages” means any and all damages, losses (including diminution in value), Liabilities, Claims, demands, Proceedings, penalties, obligations, charges, deficiencies, Taxes, interest, settlement payments, reasonable costs and expenses of every kind whatsoever (including, without limitation, reasonable costs of investigating, preparing or defending any such Claim or Proceeding and reasonable legal fees and disbursements), as and when incurred by an Indemnified Party and whether or not involving a Third-Party Claim.

“Disclosure Materials” means the diligence materials relating to the Contributors, the Partnerships and the Funds and made available to the Issuer prior to the Closing Date in the electronic data room maintained by counsel to the Contributors.

“Earn-out Amount” means (a) the aggregate value of AREP Units that shall be issuable in respect of the After-Tax Earnings for a particular Fiscal Year during the Earn-out Period, as set forth in the Final After-Tax Earnings Statement for such Fiscal Year or (b) the Catch-up Earn-out Amount, as applicable.

“Earn-out Consideration” has the meaning ascribed to it in Section 1.2.

“Earn-out-Period” means Fiscal Years 2007, 2008, 2009, 2010 and 2011, inclusive.

“Employment Agreement Amendments” has the meaning set ascribed to in Section 2.2(g).

“Employment Agreements” has the meaning ascribed to it in Section 2.2(h).

“Encumbrance” means any mortgage, lien (except for any lien for Taxes not yet due and payable), pledge, security interest, option, right of any third party, encumbrance or other adverse claim of any kind or description.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with any Contributor or any Partnership under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Feeder Funds” means, collectively, Icahn Fund Ltd., a Cayman Islands company, Icahn Cayman Partners L.P., a Cayman Islands limited partnership, Icahn Partners Master Fund II Feeder LP, a Delaware limited partnership, Icahn Fund II Ltd., a Cayman Islands company, and Icahn Fund III Ltd, a Cayman Islands company.

“Final After-Tax Earnings Statement” has the meaning ascribed to it in Section 1.3(a)(iii).

“Financial Statements” has the meaning ascribed to it in Section 3.8(a).

“Fiscal Year” means the fiscal year of the Issuer and the Funds, ending on December 31 of such year.

“Fund Financial Statement” has the meaning ascribed to it in Section 3.6(e).

“Funds” means, collectively, the Master Funds, the Feeder Funds and any other funds, investment vehicles or separately managed accounts now or hereafter managed by the Partnerships.

“GAAP” means U.S. generally accepted accounting principles at the time in effect, as consistently applied.

“Governmental Entity” means any court, tribunal, arbitrator, authority, regulatory or administrative agency, commission, licensing board, official or other instrumentality of the United States or foreign country or any state, county, city or other political subdivision thereof or any self-regulatory authority.

“Hedge Fund Earnings” means the aggregate of (i) management fees payable to Icahn Capital Management with respect to the Funds pursuant to the Management Agreements and (ii) the Incentive Allocation Earnings, and shall exclude any revenues or earnings received by the Issuer as an investor in the Funds.

“Icahn” has the meaning ascribed to it in the preamble.

“Icahn Capital Management” has the meaning ascribed to it in the recitals.

“Icahn Capital Management Partnership Interests” has the meaning ascribed to in the recitals.

“Icahn Employment Agreement” has the meaning set ascribed to in Section 2.2(f).

“Icahn Group” means (i) the Partnerships, (ii) the Contributors, (iii) Icahn, (iv) the Funds and (v) all officers, partners, directors and executive or professional employees of any of the foregoing. Notwithstanding the foregoing, the following individuals and entities shall not be considered either (a) members of the Icahn Group or (b) Persons who are "associated with" the Icahn Group, in each case for any purposes of this Agreement: (1) Richard Elden; (2) James Gordon; (3) Aegis Capital Corp.; (4) Icahn Cayman Partners, L.P.; (5) any limited partner of Onshore Master Fund I (other than CCI Funding Corp., Koala Holding Limited Partnership and any other person who otherwise would be deemed to be a member of the Icahn Group pursuant to item (v) above); (6) any shareholder of Icahn Fund Ltd., Icahn Fund II Ltd. or Icahn Fund III Ltd. (other than Icahn and his Affiliates); (7) any limited partner of Icahn Partners Master Fund II Feeder LP (other than any person who otherwise would be deemed to be a member of the Icahn Group pursuant to item (v) above); or (8) any officers, partners, directors or executive or professional employees of any of the foregoing (other than any person who otherwise would be deemed to be a member of the Icahn Group pursuant to item (v) above).

“Icahn Management” has the meaning ascribed to it in the preamble.

“Icahn Partners Holding” has the meaning ascribed to it in the preamble.

“Incentive Allocation” has the respective meanings ascribed to it in Section 3.05(b) of the Third Amended and Restated Limited Partnership Agreement of Icahn Partners Master Fund LP dated February 1, 2007 (which is also applicable to Icahn Fund Ltd.); Section 3.06(b) of the Amended and Restated Limited Partnership Agreement of Icahn Partners Master Fund II L.P. dated February 1, 2007 (which is also applicable to Icahn Fund II Ltd.); Section 3.06(b) of the Amended and Restated Limited Partnership Agreement of Icahn Partners Master Fund III L.P. dated April 1, 2007 (which is also applicable to Icahn Fund III Ltd.); Section 3.05(b) of the Fourth Amended and Restated Limited Partnership Agreement of Icahn Partners LP dated February 1, 2007; and Annex I, Section (a) of the Amended and Restated Limited Partnership Agreement of Icahn Cayman Partners L.P. dated March 1, 2007.

“Incentive Allocation Earnings” means, for any Fiscal Year during the Earn-out Period, the aggregate of the Issuer’s share of the Incentive Allocation payable to each of Offshore GP and Onshore GP, as reported in the audited financial statements of each Master Fund for such Fiscal Year.

“Income Tax” mean any Tax (i) measured by gross or net income of the Person on which Tax is imposed and (ii) which would be included in such Person’s provisions for Taxes under GAAP.

“Indebtedness” means (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; or (ii) any obligation evidenced by any note, bond, debenture or other debt security.

“Indemnified Party” has the meaning ascribed to it in Section 8.3(a).

“Indemnifying Party” has the meaning ascribed to it in Section 8.3(a).

“Independent Auditor” means (a) a nationally recognized public accounting firm mutually acceptable to the Contributors and the Issuer or (b) if the Issuer and Contributors are unable to agree on such a firm, then Contributors shall select one firm and the Issuer shall select one firm and those two firms shall select a third firm, in which event, the “Independent Auditor” shall mean such third firm. In no event shall a public accounting firm which has provided auditing, accounting, consulting or other professional services within the prior two years, or has been retained to provide any such services, to the Issuer or any of the Contributors be named as the Independent Auditor without the prior written consent of the Issuer and each of the Contributors.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“IRS” means the Internal Revenue Service.

“Issuer” has the meaning ascribed to it in the preamble.

“Issuer Indemnified Party” and “Issuer Indemnified Parties” have the meanings ascribed to them in Section 8.2.

“Issuer’s Disclosure Schedules” means the disclosure schedules of the Issuer attached hereto and delivered pursuant to Article IV of this Agreement.

"Issuer SEC Reports" means each Form 10-K, Form 10-Q, Form 8-K, registration statement under the Securities Act and proxy or information statement, together with any amendments thereto, required to be filed by the Issuer with the SEC since December 31, 2004.

“Knowledge of the Contributors” or “the Contributors’ Knowledge” means the actual knowledge, or the actual knowledge a person would have after reasonable inquiry, of Icahn, Vincent Intrieri, Keith A. Meister, Keith Schaitkin or Keith Cozza.

“Law” means any law, principle of common law, statute, rule, regulation, ordinance, code, requirement, Order or other pronouncement having the effect of law of the United States or foreign country or any state, county, city or other political subdivision thereof or of any Governmental Entity.

“Leases” has the meaning ascribed to it in Section 3.21.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless or when or by whom asserted).

“License” means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental Entity.

“License Agreement” has the meaning ascribed to it in Section 2.2(m).

“Management Agreement” means any investment management, advisory or sub-advisory agreement under which any Partnership provides Management Services as of any date of determination.

“Management Contribution Agreement” has the meaning ascribed to in the recitals.

“Management Services” means any services which involve (i) the management of an investment account or fund; (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds or (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing activities related or incidental thereto.

“Master Fund II” has the meaning ascribed to it in the recitals.

“Master Fund III” has the meaning ascribed to it in the recitals.

“Master Funds” has the meaning ascribed to it in the recitals.

“Material Adverse Effect” as to any Person, means any event, occurrence, fact, condition, development, change or effect that, individually or in the aggregate with other events, occurrences, facts, conditions, developments, changes or effects, has a material adverse effect on the business, earnings, operations, assets, Liabilities, properties, condition (financial or otherwise), results of operations or net worth of such Person.

“Non-Competition Agreement” has the meaning ascribed to it in Section 2.2(j)

“NYSE” means the New York Stock Exchange.

“Offshore GP” has the meaning ascribed to it in the recitals.

“Offshore Master Fund I” has the meaning ascribed to it in the recitals.

“Offshore Master Funds” has the meaning ascribed to it in the recitals.

“Offshore Partnership Interests” has the meaning ascribed to it in the recitals.

“Onshore GP” has the meaning ascribed to it in the recitals.

“Onshore Master Fund I” has the meaning ascribed to it in the recitals.

“Onshore Partnership Interests” has the meaning ascribed to it in the recitals.

“Order” means any writ, judgment, decree, demand, injunction or similar order of any Governmental Entity (in each such case, whether preliminary or final).

“Organizational Documents” means, (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (ii) with respect to any Person that is a limited partnership, its certificate of limited partnership and limited partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document and (v) with respect to any other Person, its comparable organizational documents, in each case, as any such document has been amended or restated.

“Partnership Interests” has the meaning ascribed to it in the recitals.

“Partnerships” means Offshore GP, Onshore GP, the Master Funds, Icahn Management, Icahn Capital Management and CCI Administrative.

“Permitted Encumbrances” means (a) Encumbrances disclosed in the Financial Statements or securing Liabilities reflected in the Financial Statements in accordance with GAAP, (b) Encumbrances for Taxes, assessments and similar charges that are not yet due or are being contested in good faith, and (c) Encumbrances relating to an investment of any Fund.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

“Plan” and “Plans” have the meanings ascribed to them in Section 3.20(a).

“Pre-Closing Straddle Period” means the portion of any Straddle Period that begins before the Closing Date and ends on the Closing Date.

“Pre-Closing Tax Period” means any taxable period that begins before the Closing Date and ends on or before the Closing Date.

“Principal Market” means the NYSE, or in the event that the AREP Units are no longer listed on the NYSE, the primary market or stock exchange on which the AREP Units are then listed or traded.

“Proceeding” means any action, arbitration, audit, examination, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any court or other Governmental Entity or referee, trustee, arbitrator or mediator.

“Registration Rights Agreement Amendment” has the meaning ascribed to it in Section 2.2(k).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Services Agreement” has the meaning ascribed to it in Section 2.2(l)

“Special Committee” means the special committee of independent directors of the Board of Directors of the general partner of the Issuer, as the same may be reconstituted from time to time.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other entity in which a Person (a) directly or indirectly, owns or controls 50% or more of the voting stock or other ownership interests entitled to vote generally; (b) has the power to elect a majority of the board of directors or similar governing body of such Person or (c) acts as the general partner or manager, or has the legal power to direct the business or policies, of such Person.

“Tax” means any and all taxes, charges, fees, levies, duties, Liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

“Tax Carryforward” shall have the meaning ascribed to it in the definition of After-Tax Earnings.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third-Party Claim” has the meaning ascribed to it in Section 8.3(b).

“Threshold” has the meaning set forth in Section 8.4(a).

“Trading Day” means (a) any day on which the AREP Units are listed or quoted and traded on the Principal Market or (b) if the AREP Units are not then listed or quoted and traded on any market or stock exchange, then any Business Day.

“Transferred Employee” means an individual who immediately prior to the Closing is an employee of any Contributor or any Partnership, and immediately following the Closing continues to be an employee of the Issuer or its Affiliates.

“Volume-Weighted Average Price” means, for the AREP Units as of any date, the dollar volume-weighted average sales price for the AREP Units on the Principal Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of the AREP Units in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average sales price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Volume-Weighted Average Price cannot be calculated for the AREP Units on a particular date on any of the foregoing bases, the Volume-Weighted Average Price of the AREP Units on such date shall be the fair market value as determined in good faith by the Issuer, absent manifest error.

ARTICLE X

MISCELLANEOUS

10.1  Expenses. Each of the parties will bear its own costs and expenses (including fees and disbursements of counsel, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

10.2  Entire Agreement.

(a)  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the Ancillary Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full.

(b)  In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules (other than an exception expressly set forth as such in the Contributors’ Disclosure Schedules or the Issuer’s Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.3  Waiver. Subject to Section 5.5, any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.4  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto, provided that any amendment, supplement or modification to be executed and delivered by the Issuer in connection with this Agreement or any Ancillary Document shall require the approval of the Audit Committee.

10.5  No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and personal representatives, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except that each Indemnified Person shall be a third-party beneficiary of Article VIII.

10.6  Assignment; Binding Effect. No party may assign this Agreement or any right, interest or obligation hereunder. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors, permitted assigns and personal representatives.

10.7  Interpretation.

Unless the context clearly requires otherwise:

(a)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  When a reference is made in this Agreement to a section, subsection, article, exhibit or schedule, such reference shall be to a section, subsection, article, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary. Any capitalized terms used in any schedule hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

(c)  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.

(d)  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g)  A reference to “$,” “U.S.$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.

(h)  Any reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(i)  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(j)  Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

(k)  The parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l)  The principles of interpretation set forth in this Section 10.7 shall apply equally to all Ancillary Documents.

10.8  Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

10.9  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

10.10  Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree in good faith upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement

10.11  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or otherwise afforded to any party, shall be cumulative and not alternative.

10.12  Remedies. The indemnification rights under Article VIII are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Article VIII.

10.13  Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

10.14  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile and .pdf counterpart signatures to this Agreement shall be treated in all manner and respects as original counterparts and will be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person.

10.15  Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any New York State court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all Proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court, any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such Proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such Proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 10.16. Each party agrees that a final non-appealable judgment in any such Proceeding brought in such a court shall be conclusive and binding.

10.16  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid or by courier or overnight delivery, addressed as follows:

If to Icahn or the Contributors:

Icahn Associates Corp.
767 Fifth Avenue, Suite 4700
New York, NY 10153
Attention: Marc Weitzen

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Floyd I. Wittlin, Esq.

If to the Issuer:

Special Committee of the
Board of Directors of American Property Investors, Inc.
510 East 86th Street

New York, NY 10028

Attention: Jack Gumpert Wasserman, Esq.

with a copy (which shall not constitute notice) to:

American Real Estate Partners, L.P.
445 Hamilton Avenue
White Plains, NY  10601
Attention: Felicia Buebel, Esq.

and

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Peter G. Samuels, Esq.

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: William D. Regner, Esq.

or to such other address as a party may from time to time designate in writing in accordance with this Section 10.16. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery; (b) the earlier of receipt or three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid or (c) on the first Business Day after sending, if sent by overnight delivery.

[End of text. Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.

By:	American Property Investors, Inc., its general partner

By:	/s/ Andrew Skobe
Name: Andrew Skobe Title:

CCI ONSHORE CORP.

By:	/s/ Edward Mattner
Name: Edward Mattner Title:

CCI OFFSHORE CORP.

By:	/s/ Edward Mattner
Name: Edward Mattner Title:

ICAHN MANAGEMENT LP

By:	CCI Manager LLC, its general partner

By:	/s/ Edward Mattner
Name: Edward Mattner Title:

/s/ Carl C. Icahn
Carl C. Icahn